                                                                     Exhibit 2.1


           ---------------------------------------------------------

                         PLAN AND AGREEMENT OF MERGER

                                     AMONG

                              MEDIA GENERAL, INC.

                                      AND

                      MEDIA GENERAL COMMUNICATIONS, INC.

                                      AND

                         MEDIA GENERAL BROADCASTING OF
                             SOUTH CAROLINA, INC.

                                      AND

                         SPARTAN COMMUNICATIONS, INC.

                                      AND

                    THE PRINCIPAL SHAREHOLDERS NAMED HEREIN


           ---------------------------------------------------------



                               December 8, 1999

                               TABLE OF CONTENTS

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
ARTICLE 1  MERGER...........................................................................     2
     1.1   Merger...........................................................................     2
     1.2   Articles of Incorporation........................................................     2
     1.3   Bylaws...........................................................................     2
     1.4   Directors and Officers...........................................................     2
     1.5   Conversion of Shares in the Merger...............................................     2
     1.5A  Initial Calculation of Merger Consideration......................................     6
     1.5B  Post-Closing Payment of Merger Consideration Adjustments.........................     7
     1.6   Exchange of and Payment for Shares of Company Common Stock.......................     8
     1.7   Appraisal Rights.................................................................    12
     1.8   Escheat Laws.....................................................................    13

ARTICLE 2  CLOSING..........................................................................    13
     2.1   Time and Place of Closing........................................................    13

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF COMPANY........................................    14
     3.1   Organization, Good Standing and Power............................................    14
     3.2   Capitalization...................................................................    14
     3.3   Company Subsidiaries; Non-Subsidiary Equity Investments, Voting Trusts...........    15
     3.4   Authority; Enforceability........................................................    16
     3.5   Non-Contravention; Consents......................................................    16
     3.6   Company Financial Statements; Undisclosed Liabilities............................    17
     3.7   Absence of Certain Changes or Events.............................................    17
     3.8   Taxes and Tax Returns............................................................    18
     3.9   Litigation.......................................................................    20
     3.10  Contracts and Commitments........................................................    20
     3.11  Employee Benefit Plans...........................................................    21
     3.12  Collective Bargaining; Labor Disputes; Compliance................................    23
     3.13  Brokers and Finders..............................................................    24
     3.14  No Violation of Law..............................................................    24

                               TABLE OF CONTENTS

                                  (continued)

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
     3.15  FCC Licenses.....................................................................    25
     3.16  SCBCA Section 35-2-218...........................................................    25
     3.17  Voting Requirements..............................................................    25
     3.18  Computer Software................................................................    26
     3.19  Title to and Condition of Properties.............................................    26
     3.20  Environmental Laws...............................................................    27
     3.21  Intellectual Property............................................................    28
     3.22  Relationships with Affiliates....................................................    28
     3.23  Insurance........................................................................    29
     3.24  Year 2000........................................................................    29
     3.25  LMA and Purchase Option..........................................................    30

ARTICLE 3A  REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS....................    30
     3A.1  Share Ownership..................................................................    30
     3A.2  Authority; Noncontravention......................................................    30

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER, MEDIA COMMUNICATIONS AND SUB...    31
     4.1   Organization, Good Standing and Power............................................    31
     4.2   Authority; Enforceability........................................................    31
     4.3   Non-Contravention; Consents......................................................    32
     4.4   Litigation.......................................................................    33
     4.5   Brokers and Finders..............................................................    33
     4.6   FCC Qualification................................................................    33
     4.7   Merger Partner Ownership of Company Common Stock.................................    34
     4.8   Interim Operations of Sub........................................................    34
     4.9   Availability of Funds............................................................    34
     4.10  Limitations......................................................................    34

ARTICLE 5  CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; CERTAIN COVENANTS..............    34
     5.1   Access and Information...........................................................    34

                               TABLE OF CONTENTS

                                  (continued)

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
     5.2   Conduct of Business Pending Merger...............................................    35
     5.3   Acquisition Proposals............................................................    38
     5.4   FCC Approval.....................................................................    38
     5.5   Consents.........................................................................    39
     5.6   Further Assurances...............................................................    40
     5.7   Notice; Efforts to Remedy........................................................    40
     5.8   Proxy; Shareholder Approvals.....................................................    40
     5.9   Expenses.........................................................................    42
     5.10  Press Releases; Filings..........................................................    42
     5.11  Employee Benefits................................................................    42
     5.12  1999 Financial Statements........................................................    43
     5.13  Tax Matters......................................................................    44
     5.14  Discharge of Debt; Releases......................................................    44
     5.15  Environmental Reports; Title Searches and UCC Searches...........................    45
     5.16  Takeover Statutes................................................................    45
     5.17  Indemnification of Officers and Directors........................................    46
     5.18  FCC Qualification................................................................    47
     5.19  LMA and Purchase Option..........................................................    47
     5.20  Transfers of Securities..........................................................    47
     5.21  Life Insurance Policies..........................................................    47
     5.22  Update of the Company Disclosure Schedule........................................    47
     5.23  Notices..........................................................................    48
     5.24  Tax Information..................................................................    48
     5.25  Retransmission Consents..........................................................    48

ARTICLE 6  CONDITIONS PRECEDENT TO MERGER...................................................    48
     6.1   Conditions to Each Party's Obligations...........................................    48
     6.2   Conditions to Obligations of Company.............................................    49
     6.3   Conditions to Obligations of Merger Partner, Media Communications and Sub........    49

                               TABLE OF CONTENTS

                                  (continued)

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
ARTICLE 7  INDEMNIFICATION..................................................................    52
     7.1   Survival.........................................................................    52
     7.2   Indemnification..................................................................    52

ARTICLE 8  TERMINATION AND ABANDONMENT OF THE MERGER........................................    56
     8.1   Termination......................................................................    56
     8.2   Effect of Breach; Effect of Termination and Abandonment..........................    57
     8.3   Payment of Breakup Fee...........................................................    58

ARTICLE 9  MISCELLANEOUS....................................................................    59
     9.1   Waiver and Amendment.............................................................    59
     9.2   Notices..........................................................................    59
     9.3   Descriptive Headings; Interpretation.............................................    60
     9.4   Counterparts.....................................................................    60
     9.5   Entire Agreement.................................................................    60
     9.6   GOVERNING LAW....................................................................    60
     9.7   Severability.....................................................................    61
     9.8   Enforcement of Agreement.........................................................    61
     9.9   Assignment.......................................................................    61
     9.10  Limited Liability................................................................    61
     9.11  Definition of "Knowledge"........................................................    61
     9.12  Shareholders' Representative.....................................................    62

Exhibits
--------

Exhibit 1.5              Calculation of Merger Consideration, Per Share Merger
                         Consideration and Per Option Amount
Exhibit 1.5(b)           Option Plans
Exhibit 1.5A             Preliminary Closing Statement
Exhibit 1.6(a)(i)        Adjustment Escrow Agreement
Exhibit 1.6(a)(ii)       Indemnification Escrow Agreement
Exhibit 3.5(c)(1)        Form of Subordinated Notes Agreement
Exhibit 3.5(c)(2)        Form of Contingent Rights Agreement
Exhibit 5.14(d)          Form of Shareholder Release
Exhibit 6.2              Opinion of General Counsel to Merger Partner
Exhibit 6.3(g)(4)(A)     Opinion of Counsel to the Company and the Principal
                         Shareholders
Exhibit 6.3(g)(4)(B)     Opinion of special South Carolina Counsel to the
                         Company and the Principal Shareholders
Exhibit 6.3(g)(4)(C)     Opinion of special FCC Counsel to the Company

Company Disclosure Schedule
---------------------------

Section 3.1              Organization, Good Standing and Power
Section 3.2              Capitalization
Section 3.3              Company subsidiaries, Non-Subsidiary Equity
                         Investments, Voting Trusts
Section 3.4              Authority; Enforceability
Section 3.5              Non-Contravention; Consents
Section 3.6              Company Financial statements; Undisclosed Liabilities
Section 3.7              Absence of Certain Changes or Events
Section 3.8              Taxes and Tax Returns
Section 3.9              Litigation
Section 3.10             Contracts and Commitments
Section 3.11             Employee Benefit Plans
Section 3.12             Collective Bargaining
Section 3.14             No Violation of Law
Section 3.15             FCC Licenses
Section 3.18             Computer Software
Section 3.19             Title to and Condition of Properties
Section 3.20             Environmental Laws
Section 3.21             Intellectual property
Section 3.22             Relationships with Affiliates
Section 3.23             Insurance
Section 3.A.1            Principal Shareholder Share Ownership
Section 5.2              Conduct of Business Pending Merger

Section 5.2(c)           Options Granted
Section 6.3(e)           Consents and Approvals
Section 9.11(a)          Knowledge of Company
Section 9.11(b)          Knowledge of Merger Partner

Merger Partner Disclosure Schedules
-----------------------------------

Section 4.5              Brokers and Finders
Section 4.6              FCC Qualification

                         PLAN AND AGREEMENT OF MERGER

     PLAN AND AGREEMENT OF MERGER (this "Agreement"), dated as of December 8, 1999, by and among Media General, Inc., a Virginia corporation ("Merger Partner"), Media General Communications, Inc., a Delaware corporation and a wholly owned subsidiary of Merger Partner ("Media Communications"), Media General Broadcasting of South Carolina, Inc., a South Carolina corporation and a wholly owned subsidiary of Media Communications ("Sub"), Spartan Communications, Inc., a South Carolina corporation ("Company"), and Estate of Walter J. Brown, Ann C. Brown Marital Trust u/w Walter J. Brown, Item XII, Nick W. Evans, Tom Watson Brown, W.D. Bain, Jr., as general partner of Bain Family Limited Partnership, Robert H. Chapman, III, Arthur F. Cleveland, II, John T. Gramling, II and Broadus R. Littlejohn, Jr. (the "Principal Shareholders").

                             W I T N E S S E T H:

     WHEREAS, pursuant to the applicable provisions of the South Carolina Business Corporation Act of 1988 (the "SCBCA"), Sub will merge with and into Company (the "Merger") so that Company will continue as the surviving corporation of the Merger;

     WHEREAS, the respective Boards of Directors of Company, Merger Partner, Media Communications, and Sub have approved and declared advisable the Merger, the terms and provisions of this Agreement and the transactions contemplated hereby;

     WHEREAS, the respective Boards of Directors of Merger Partner, Media Communications, and Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to, advisable and in the best interests of their respective shareholders;

     WHEREAS, pursuant to the terms of a Voting Agreement, dated as of the date hereof, the Principal Shareholders and certain other Shareholders (as herein defined) have approved the Merger and the other terms and conditions set forth herein and agreed to vote their shares of common stock, par value $1.00 per share, of the Company (the "Company Common Stock") at a special meeting of the shareholders of Company (the "Shareholders") to be called for such purposes (together with any adjournments thereof, the "Special Meeting") in favor of the adoption and approval of the Merger and the other terms and conditions set forth herein; and

     WHEREAS, the Merger described herein is subject to the approval of the Shareholders of Company (but without limiting the obligations of the Principal Shareholders as set forth herein) and applicable state and federal authorities, and satisfaction of certain other conditions described in this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1

                                    MERGER

     1.1  Merger.  Subject to the terms and conditions of this Agreement, at the
          ------
Effective Time (as defined herein), Sub shall be merged with and into Company in accordance with the applicable provisions of the SCBCA. The separate corporate existence of Sub shall cease and Company shall be the surviving corporation resulting from the Merger and will be a wholly-owned subsidiary of Media Communications and shall continue to be governed by the laws of the State of South Carolina (Company, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Company, Sub, Merger Partner and Media Communications. Subject to the provisions of this Agreement, the parties shall cause articles of merger as contemplated by Section 33-11-105 of the SCBCA (the "Articles of Merger") to be properly executed and filed on the Closing Date (as defined herein) with the Secretary of State of the State of South Carolina. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger are filed with the Secretary of State of the State of South Carolina or at such later date as is set forth in such Articles of Merger. The date and time when the Merger becomes effective is referred to as the "Effective Time". The Merger shall have the effects set forth in the applicable provisions of the SCBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.2  Articles of Incorporation.  The Articles of Incorporation of Sub in
          -------------------------
effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

     1.3  Bylaws.  The Bylaws of Sub in effect immediately prior to the
          ------
Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     1.4  Directors and Officers.  The directors and officers of Sub in office
          ----------------------
immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, will serve as the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time until their successors have been duly elected and qualified.

     1.5  Conversion of Shares in the Merger
          ----------------------------------

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Partner, Media Communications, Sub, Company or the holders of any share of Company Common Stock:

          (1) The Company Common Stock which is held by Company (or held by a wholly owned subsidiary of Company) shall be canceled and retired, without any conversion thereof, and shall cease to exist and no consideration shall be delivered or deliverable with respect thereto;

          (2) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares canceled pursuant to Section 1.5(a)(1) and other than as provided in Section 1.7 with respect to dissenting shares) shall be converted into the right to receive the Per Share Merger Consideration (as defined herein), in cash, payable (i) in part without any interest thereon upon the surrender of the Certificate (as defined herein) representing such share of Company Common Stock in accordance with Section 1.6 below and (ii) in remaining part upon the release, if any, of the Adjustment Escrow Amount (as defined herein) and the Indemnification Escrow Amount (as defined herein) in accordance with Section 1.6 below.

          (3) Each "Contingent Right" issued in connection with the 12% Senior Subordinated Notes due 2006 of Company (collectively, the "Contingent Rights") outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock evidenced by such Contingent Right, in cash, payable (i) in part without any interest thereon upon the surrender of the Certificate representing such Contingent Rights at the Effective Time in accordance with Section 1.6 below and (ii) in remaining part upon the release, if any, of the Adjustment Escrow Amount and the Indemnification Escrow Amount in accordance with Section 1.6 below.

          (4) Each share of common stock, par value $.01 per share, of Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of Company Common Stock.

     (b) Each option, or part of any option, to purchase Company Common Stock ("Company Stock Option") under the Spartan Radiocasting Company 1994 Stock Option Plan or any other arrangement, plan or agreement providing for the issuance of options, warrants or other rights to acquire equity securities of Company, but excluding the Contingent Rights, a list of which is set forth in
Exhibit 1.5(b) (collectively the "Option Plans"), which is outstanding and unexercised immediately prior to the Effective Time (whether or not then exercisable or vested), a list of which also is set forth in Exhibit 1.5(b), shall be canceled by Company (pursuant to the proper exercise of such powers as vested in the Company under the Option Plans, to the extent applicable, and pursuant to an individual agreement with each Optionee (which shall include, without limitation, a release in form and substance reasonably satisfactory to Merger Partner releasing Merger Partner, Media Communications, Sub and their affiliates and Company and each Company Subsidiary from any claim, liability, damage, cost, expense or other obligation to such holder of Company Stock Options arising as of or prior to the Effective Time (other than any liabilities or obligations arising under this Agreement; claims relating to, and arising out of, periods after the Effective Time and after giving effect to the transactions contemplated hereby; and claims for earned, but unpaid, salary or bonus compensation such holder may have as an employee of Company and/or any Company Subsidiary (collectively, "Surviving Claims")) and converted into the right to receive in cash (after giving effect to any tax withholding), an amount (the "Per Option Amount") equal to the product of (a) the Applicable Amount with respect to such option and (b) the number of shares of Company Common Stock subject to such option, payable (i) in part without any interest thereon promptly after the Effective Time in accordance with Section 1.6 below and (ii) in remaining part upon the release, if any, of the Adjustment Escrow Amount and the Indemnification Escrow Amount in accordance with Section 1.6 below. The Company shall obtain, prior to the Effective Time, written agreements with each holder of a Company Stock Option whereby such holders agree to cancellation of Company Stock Options held by it consistent with the foregoing. No interest will accrue or be paid in respect of any amount payable in respect of any option pursuant hereto. The term "Applicable Amount" means with respect to each Company Stock Option and share of Company Common Stock subject to such Company Stock Option, the excess of (i) the Per Share Merger Consideration with respect to each such share of Company Common Stock over (ii) the per share exercise price of such Company Stock Option. The Company's Board of Directors has, as of the date hereof, adopted a resolution terminating the Option Plans effective as of the Effective Time.

          (c) For purposes of this Agreement, the following terms shall have the meanings set forth below:

               (1) "Per Share Merger Consideration" shall be equal to (a) the sum of (1) the Merger Consideration (as defined herein), plus (2) the Aggregate Exercise Price, divided by (b) the number of shares of "Outstanding Stock," which, for purposes of this Agreement shall be equal to the number of fully diluted shares of Common Stock, as of the Closing Date, including all Rights Calculation Shares (as defined in the certificates representing Contingent Rights) represented by Contingent Rights and all shares represented by Company Stock Options (whether granted before or after the date hereof), in all cases on a fully diluted basis as though all convertible debt and equity securities and options, warrants and other rights had been fully converted or exercised in full (without any withholding of shares to pay the exercise price or taxes).

               (2)  "Merger Consideration" shall be equal to Enterprise Value
(1) minus Company Indebtedness, (2) plus the amount by which Working Capital exceeds Target Working Capital or minus the amount by which Working Capital is less than Target Working Capital and (3) minus the Closing Liabilities.

               (3) "Enterprise Value" shall be equal to Six Hundred Five Million Dollars ($605,000,000).

               (4) "Company Indebtedness" shall mean: (1) with respect to all indebtedness of Company and any Company Subsidiary for borrowed money, secured or unsecured (including, without limitation, the Company's 12% Senior Subordinated Notes due 2006 and indebtedness under the Credit Agreement dated as of June 1, 1998 among the Company, the Financial Institutions named therein and Wachovia Bank, as amended (the "Credit Agreement")), outstanding immediately prior to the Effective Time (the "Adjustment Time"): (A) the aggregate principal amount thereof, plus all accrued and unpaid interest thereon as of the Adjustment Time; (B) the amount of any prepayment penalty or premium, change of control penalty or premium or other payment, cost, expense or liability arising out of or resulting from the consummation of the transactions contemplated by this Agreement, including the discharge at Closing of all indebtedness referred to in Section 5.14(a) below; and (C) any other costs, expenses or payments related to such indebtedness; (2) the amount outstanding in respect of any capitalized lease obligations of Company or any Company Subsidiary as of the Adjustment Time, as determined in accordance with generally accepted accounting principles ("GAAP"); (3) the amount of any guarantee by Company or any Company Subsidiary of the indebtedness or any other obligation of any other individual, corporation, partnership, or other entity of any nature (hereinafter, collectively "Persons" and individually a "Person") other than Company or any Company Subsidiary; (4) any drawings by Company or any Company Subsidiary under letters of credit, surety bonds or similar instruments that have not been reimbursed or repaid as of the Adjustment Time; and (5) any unpaid amounts by Company or any Company Subsidiary under consulting or non-competition agreements, all of which are disclosed in Section 3.10 of the Company Disclosure Schedule.

          (5) "Closing Liabilities" means: (1) expenses of Company or any Company Subsidiary relating to the consummation of the transactions contemplated by this Agreement, including filing fees and fees and expenses of attorneys, accountants, financial advisors and lenders and broker fees, to the extent such fees and expenses are not reflected in the calculation of Working Capital or in Company Indebtedness; and (2) liabilities, costs and expenses of Company or any Company Subsidiary in respect of the payments to employees referred to in
Section 5.11(d)(ii) and Section 5.11(e) below, to the extent such liabilities, costs and expenses are not reflected in the calculation of Working Capital.

          (6) "Working Capital" means Current Assets as of the Adjustment Time minus Current Liabilities as of the Adjustment Time, which number may be negative.

          (7) "Target Working Capital" means Working Capital as of September 26, 1999, less cash held by Company as of September 26, 1999; provided, however, for purposes of the definition of "Target Working Capital", "Current Assets" shall not include the Brown Note and any amounts received by Company at or prior to the Effective Time pursuant to the Brown Note, the cash surrender value of life insurance policies held by the Company, which may be surrendered at any time after the date hereof and prepaid legal fees.

          (8) "Current Assets" shall mean the current assets of Company, determined on a consolidated basis in accordance with GAAP consistently applied but subject to the provisions of this Agreement, including all amounts received by Company at or prior to the Effective Time pursuant to the Promissory Note, dated December 1, 1997 between Company and Tom Watson Brown (the "Brown Note") subject to the provisions of Section 5.2(y), and the cash surrender value of life insurance policies held by the Company, which may be surrendered at any time after the date hereof, subject to the provisions of Section 5.2(y), (x) accounts receivable shall be stated net of an allowance for doubtful accounts of 2.1% of the gross amount thereof, and (y) Current Assets shall not include: (1) inventory; (2) the current portion of deferred income taxes; (3) any intercompany accounts (i.e., accounts between or among Company and any Company Subsidiary); (4) the Brown Note, if not discharged as of the Effective Time; or
(5) the Education Fund referred to in the consolidated balance sheet of Company included in the Financial Statements.

          (9) "Current Liabilities" shall mean the current liabilities of Company, determined on a consolidated basis in accordance with GAAP consistently applied, but subject to the provisions of this Agreement; provided that for purposes hereof, Current Liabilities shall not include: (1) the current portion of any indebtedness of Company reflected in "Company Indebtedness;" (2) the current portion of deferred income taxes; (3) any liabilities, costs or expenses reflected in "Closing Liabilities;" or (4) any intercompany accounts.

     In determining Current Assets and Current Liabilities, notwithstanding anything to the contrary herein, the parties agree as follows: (1) no Current Asset or Current Liability shall be reflected for the amount, if any, by which the value of the goods and services to be received by any Station (as defined herein) under its trade or barter agreements as of the Adjustment Time (the "Trade Value") as determined in accordance with GAAP, consistently applied, exceeds, or is less than, the value of any advertising time remaining to be run by such Station as of the Adjustment Time (the "Advertising Value") based on such Station's prevailing rate card; provided, however, that (x) if for any Station the Advertising Value exceeds the Trade Value by more than $10,000 there shall be an increase in Current Liabilities in an amount equal to the Advertising Value minus the Trade Value minus $10,000; and (y) if the Trade Value exceeds the Advertising Value by more than $10,000 there shall be an increase in Current Assets in an amount equal to the Trade Value minus the Advertising Value minus $10,000; (2) Current Liabilities shall be increased by the excess, if any, of: (i) the fees due and payable under all film and programming agreements of Company or any Company Subsidiary after the Adjustment Time (the "Post-Closing License Fees") over (ii) the value of the films or programming available to be aired after the Adjustment Time with the value of each such film or program being equal to the total fee payable under the applicable agreement divided by the number of times a film or program may be aired in the aggregate under such agreement (the adjustment set forth in this clause (2), the "License Fee Adjustment"); and (3) Current Liabilities as of the Adjustment Time shall include the Taxes referred to in the last sentence of
Section 3.8(a).

     For purposes of computing Current Assets and Current Liabilities hereunder, the parties further agree that: (i) program barter shall not be taken into account; (ii) Company shall be responsible for paying all film and programming license fees due and payable at or prior to the Adjustment Time; and (iii) Company shall be entitled to credit for deposits for film and programming agreements; provided that such credit will be reduced on a pro-rated basis based on the length of the term that the film or program was available to be aired by Company prior to the Adjustment Time and the total length of the term that the film or program is available to be aired by Company.

     (x) "Aggregate Exercise Price" shall be equal to the aggregate exercise price which would be payable by the holders of Company Stock Options if such options were exercised in full immediately prior to the Effective Time.

     A calculation of Merger Consideration, Per Share Merger Consideration and a single Per Option Amount (assuming the related Company Stock Option is exercisable for one (1) share of Company Common Stock at an exercise price of $194.27 per share of Company Common Stock), reflecting a hypothetical Closing Date of September 26, 1999, is attached hereto as Exhibit 1.5.

     1.5A Initial Calculation of Merger Consideration.  No later than ten (10)
          -------------------------------------------
days prior to the date scheduled for Closing, Company shall prepare and deliver to Merger Partner a written report, substantially in the form of Exhibit 1.5A hereto (the "Preliminary Closing Statement"), setting forth Company's estimates of Merger Consideration, each Per Option Amount, Per Share Merger Consideration, Company Indebtedness, Closing Liabilities, Working Capital and Target Working Capital, determined in accordance with Section 1.5. The Preliminary Closing Statement shall be prepared by Company in good faith and shall be certified by Company to be its good faith estimate of all such items (other than Target Working Capital) as of the Adjustment Time and of Target Working Capital as of September 26, 1999. Company shall make available to Merger Partner such information as Merger Partner shall reasonably request relating to the matters set forth in the Preliminary Closing Statement.

     If Merger Partner does not agree with the determination of Merger Consideration, Per Share Merger Consideration, each Per Option Amount, Company Indebtedness, Closing Liabilities, Working Capital or Target Working Capital, then on or prior to the third (3/rd/) day prior to the date scheduled for Closing, Merger Partner may deliver to Company a written report (the "Preliminary Dispute Notice") setting forth in reasonable detail Merger Partner's good faith estimate of any amount set forth in the Preliminary Closing Statement with which Merger Partner disagrees. In the case of any such dispute, Company and Merger Partner shall endeavor in good faith to agree prior to the Closing on the appropriate amount of the estimates to be used in resolving any dispute as set forth in the Preliminary Dispute Notice. If Company and Merger Partner do not agree on such estimates by the end of business on the day prior to the date scheduled for the Closing, then and in such event, subject to satisfaction of other applicable conditions precedent to Closing, the parties shall proceed to Closing and Merger Partner shall deposit, at the Closing, an amount in cash equal to the difference (the "Additional Escrow Amount") between
(a) the Merger Consideration, adjusted pursuant to Section 1.5 based on the estimates set forth in the Preliminary Closing Statement (with any changes thereto mutually agreed to by Company and Merger Partner), and (b) the Merger Consideration adjusted pursuant to Section 1.5 that would be calculated using the estimates set forth in the Preliminary Dispute Notice (with any changes thereto mutually agreed to by Merger Partner), with the Adjustment Escrow Agent, to be held and disbursed in accordance with the terms of the Adjustment Escrow Agreement and Section 1.6(a).

     1.5B Post-Closing Payment of Merger Consideration Adjustments.  (a) Final
          --------------------------------------------------------       -----
Closing Statement.  Within ninety (90) days after the Closing Date, Merger
-----------------
Partner shall prepare and deliver to Shareholders' Representative (as defined herein) a written report (the "Final Closing Statement") setting forth Merger Partner's final estimates of Merger Consideration, Per Share Merger Consideration, each Per Option Amount, Closing Liabilities, Company Indebtedness, Working Capital and Target Working Capital. Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 1.5B, "Current Assets" shall not include any amount in respect of the cash surrender value of life insurance policies included in the Preliminary Closing Statement to the extent that the Company has not received such value in cash after the Adjustment Time and before the date of the Final Closing Statement. Merger Partner shall provide Shareholders' Representative such information as Shareholders' Representative reasonably requests to allow Shareholders' Representative to examine the accuracy of the Final Closing Statement. Within thirty (30) days after the date that the Final Closing Statement is delivered by Merger Partner to Shareholders' Representative, Shareholders' Representative shall complete its examination thereof and may deliver to Merger Partner a written report setting forth any proposed adjustments to any amounts set forth in the Final Closing Statement. After submission of the Final Closing Statement, Merger Partner shall have no right to raise further adjustments in its favor and after submission of Shareholders' Representative's report of any proposed adjustments, Shareholders' Representative shall have no right to raise further adjustments in its favor; provided that nothing herein shall prevent Merger Partner from making claims for indemnification pursuant to
Article 7 even if such claims raise similar issues, subject to the last sentence of this Section 1.5B. If Shareholders' Representative notifies Merger Partner of its acceptance of the amounts set forth in the Final Closing Statement, or if Shareholders' Representative fails to deliver its report of any proposed adjustments within such thirty (30) day period, the amounts set forth in the Final Closing Statement shall be conclusive, final and binding on the parties as of the last day of such period or, if earlier, the date on which Shareholders' Representative notifies Merger Partner of its acceptance. Merger Partner and Shareholders' Representative shall use good faith efforts to resolve any dispute involving the amounts set forth in the Final Closing Statement within fifteen
(15) days after Merger Partner receives Shareholders' Representative's report pursuant to this Section 1.5B. If any such dispute is not resolved by such date, then the parties shall retain a "Big Five" national independent accounting firm reasonably acceptable to Merger Partner and Shareholders' Representative (the "Referee") to make the final determination, under the terms of this Agreement, of any amounts under dispute. The Referee shall endeavor to resolve the dispute as promptly as practicable, and in any event within forty-five (45) days after Merger Partner receives Shareholders' Representative's report pursuant to
Section 1.5B, and the Referee's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. The costs and expenses of the Referee and its services rendered pursuant to this Section 1.5B shall be borne one-half by Merger Partner and one-half by Shareholders (payable from the Adjustment Escrow Fund). Notwithstanding anything to the contrary contained herein, any final determination of any amount agreed to by the parties or made by the Referee, in either case, pursuant to the terms of this Section 1.5B shall not be the subject of a claim for indemnification pursuant to Article 7 hereof, other than Third Party Claims.

     1.6  Exchange of and Payment for Shares of Company Common Stock.
          ----------------------------------------------------------

     (a) At the Effective Time, Merger Partner shall pay an amount equal to the Merger Consideration, adjusted pursuant to Section 1.5A based on the estimates set forth in the Preliminary Closing Statement (with any changes thereto mutually agreed to by Company and Merger Partner) (the "Closing Merger Consideration") as follows: (i) to SunTrust Bank, Atlanta (the "Adjustment Escrow Agent"), the sum of $6,000,000 plus the Additional Escrow Amount, if any (collectively, the "Adjustment Escrow Amount"), such sum to be held and disbursed in accordance with the terms hereof and the Adjustment Escrow Agreement, substantially in the form of Exhibit 1.6(a)(i) hereto (the "Adjustment Escrow Agreement"); (ii) to SunTrust Bank, Atlanta (the "Indemnification Escrow Agent") the sum of $25,000,000 (the "Indemnification Escrow Amount"), such sum to be held and disbursed in accordance with the terms hereof and the Indemnification Escrow Agreement, substantially in the form of
Exhibit 1.6(a)(ii) hereto (the "Indemnification Escrow Agreement"); and (iii) to the Paying Agent, as provided for in Section 1.6(b) below, the remaining portion of the Closing Merger Consideration, after deducting the amounts in clauses (i) and (ii) (such amount in this clause (iii) the "Closing Payment").

     (b) Prior to the Effective Time, SunTrust Bank, Atlanta or, if SunTrust Bank, Atlanta is unwilling or unable to act or to act upon commercially reasonable terms, any other bank or trust company reasonably acceptable to Merger Partner and Company, shall be designated to act as paying agent and exchange agent (the "Paying Agent"), for purposes of making the exchanges of Company Common Stock, Contingent Rights and Company Stock Options for Merger Consideration contemplated hereby. At or prior to the Effective Time, Merger Partner shall deposit, or otherwise take steps to cause to be deposited with, the Paying Agent the aggregate Closing Payment. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Closing Payment contemplated to be issued pursuant to Sections 1.5(a)(2)(i), 1.5(a)(3)(i) and 1.5(b)(i) out of the funds provided to it under this Section 1.6(b); provided that the amount to be delivered to each Shareholder, and each holder of Contingent Rights or Company Stock Options shall be calculated on the basis set forth in Section 1.5(a)(2), 1.5(a)(3) or 1.5(b), as applicable, assuming Per Share Merger Consideration to be equal to (1) the Closing Payment, plus the Aggregate Exercise Price, divided by (2) the number of shares of Outstanding Stock.

     (c) After the amount of the Merger Consideration is finally determined pursuant to Section 1.5B, payments shall be made as follows:

               (A) If the amount of the Merger Consideration as finally determined pursuant to Section 1.5B exceeds the Closing Merger Consideration, then within three business days after the date the amount of Merger Consideration is finally determined pursuant to
          Section 1.5(B), (i) Merger Partner will pay to Paying Agent in cash the amount of such excess, plus interest thereon from the Closing Date through the date of payment thereof, calculated at a rate equal to the average rate of interest earned on the Adjustment Escrow Amount from the Closing Date through the date of payment of any such excess, by wire or accounts transfer of immediately available funds to an account or accounts designated by Paying Agent by written notice to Merger Partner and Paying Agent will disburse such amounts as provided for in
          Section 1.6(d) below; and (ii) Merger Partner and Shareholders' Representative will direct the Adjustment Escrow Agent to pay to Paying Agent in cash the Adjustment Escrow Amount, plus interest or earnings thereon, if any, as provided for in the Adjustment Escrow Agreement, to an account or accounts designated by Paying Agent by written notice to the Adjustment Escrow Agent and Paying Agent will disburse such amount as provided for in Section 1.6(d) below.

               (B) If the amount of the Closing Merger Consideration exceeds the amount of the Merger Consideration as finally determined pursuant to Section 1.5B, then within three business days after the date on which the amount of the Merger Consideration is finally determined pursuant to Section 1.5B, Merger Partner and Shareholder's Representative will direct the Adjustment Escrow Agent to pay to Merger Partner in cash the amount of such excess, plus interest or earnings thereon, if any, as provided for in the Adjustment Escrow Agreement, to the extent of the Adjustment Escrow Amount, if any, by wire or accounts transfer of immediately available funds to an account designated by Merger Partner by written notice to the Adjustment Escrow Agent. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the amount payable under this
          Section 1.6(c)(B) exceeds the Adjustment Escrow Amount, Merger Partner shall be entitled to receive payment of such excess from the Indemnification Escrow Amount and Merger Partner and Shareholders' Representative will direct the Indemnification Escrow Agent to pay such amount by wire or accounts transfer of immediately available funds to an account designated by Merger Partner by written instruction to the Indemnification Escrow Agent. If any portion of the Adjustment Escrow Amount remains after payment to Merger Partner of any amounts pursuant to the second preceding sentence, Merger Partner and the Shareholders' Representative will direct the Adjustment Escrow Agent to promptly pay such amounts, with interest as provided for in the Adjustment Escrow Agreement to Paying Agent and Paying Agent will disburse such amount as provided for in Section 1.6(d) below.

               (C)  Any amounts which become payable pursuant to this Section
          1.6 will constitute an adjustment to the Merger Consideration for all purposes.

               (D) None of the Adjustment Escrow Amount will be available for any purpose, other than as described herein, and the Adjustment Escrow Amount shall not be available to satisfy any other obligations of Shareholders under this Agreement or otherwise.

     (d) Merger Partner shall enter into a paying agent and exchange agent agreement with the Paying Agent which shall set forth the duties, responsibilities and obligations of the Paying Agent consistent with the terms of this Agreement and otherwise reasonably satisfactory to Merger Partner and Company. Merger Partner shall cause the Paying Agent to pay to each holder of a Company Stock Option as of immediately prior to the Effective Time an amount of cash equal to the portion of the amount into which Company Stock Options held by such holder shall have been converted pursuant to Section 1.5(b), calculated in accordance with Section 1.6(b) and subject to each such holder having executed the agreement referred to in Section 1.5(b). Merger Partner shall cause the Paying Agent to mail to each record holder of shares of Company Common Stock and Contingent Rights entitled to receive a portion of the Merger Consideration pursuant to Section 1.5 as promptly as practicable after the Merger a form of letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates formerly representing shares of Company Common Stock and Contingent Rights to the Paying Agent, shall set forth a release by each shareholder executing such letter of transmittal, in form and substance reasonably satisfactory to Merger Partner, releasing Merger Partner, Media Communications, Sub and their affiliates and Company and each Company Subsidiary from any claims, liability, damage, cost, expense or other obligation of Merger Partner, Media Communications, Sub or their affiliates and the Company and each Company Subsidiary to such shareholder (other than Surviving Claims), and shall otherwise be in such form and have such other provisions, including without limitation, appropriate representations as to the shares, including title, as contemplated by this Agreement and as Merger Partner and the Paying Agent shall reasonably specify and as Shareholders' Representative shall reasonably approve) and instructions for use in effecting the surrender to the Paying Agent of Certificates in exchange for Closing Merger Consideration. Upon surrender of a certificate ("Certificate") representing shares of Company Common Stock or Contingent Rights to the Paying Agent, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents reasonably required by the Paying Agent or Merger Partner, at the Effective Time (i) the holder of such

Certificate shall be entitled to receive in exchange therefor the portion of the amount of cash into which the shares of Company Common Stock or Contingent Rights theretofore represented by such certificate shall have been converted pursuant to Sections 1.5(a)(2), and 1.5(a)(3), calculated in accordance with
Section 1.6(b) (after giving effect to any required tax withholding) and (ii) such Certificate shall forthwith be canceled. If any cash is to be paid in the name of a person other than the person in whose name the Certificate so surrendered in exchange therefor is registered, it shall be a condition of the payment and issuance that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer and other taxes required by reason of the payment of such amounts in the name of a person other than the registered holder of the Certificate so surrendered or shall establish to the satisfaction of the Paying Agent and Merger Partner that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.6, each Certificate shall, at and after the Effective Time, represent for all purposes only the right to receive (i) the Per Share Merger Consideration (at the times and subject to the other provisions of this Agreement) multiplied by the number of shares of Company Common Stock represented by such Certificate and any dividend or distribution in respect of those shares, in the case of Certificates representing shares of Company Common Stock, and (ii) the Per Share Merger Consideration multiplied by the number of Rights Calculation Shares (as defined in the certificates representing Contingent Rights) evidenced by such Contingent Rights, in the case of Certificates representing Contingent Rights. Except as otherwise provided, no interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
Article 1. Upon receipt by Paying Agent from the Adjustment Escrow Agent and the Indemnification Escrow Agent of any amounts deposited by the Merger Partner with them or any interest on such amounts, pursuant to the Adjustment Escrow Agreement and the Indemnification Escrow Agreement, respectively (any such amount, an "Additional Payment"), the Paying Agent shall pay to each holder of shares of Company Common Stock, Contingent Rights and Company Stock Options in accordance with the terms of the Adjustment Escrow Agreement and the Indemnification Escrow Agreement, as applicable, an amount equal to any such Additional Payment, multiplied by a fraction, the numerator of which is the number of shares of Outstanding Stock held by such holder immediately prior to the Effective Time and the denominator of which is the aggregate number of shares of Outstanding Stock immediately prior to the Effective Time.

     (e) All rights to receive cash upon conversion of the shares of Company Common Stock, Contingent Rights and Company Stock Options pursuant to this
Article 1 shall be deemed to have been paid as the case may be, in full satisfaction of all rights pertaining to such shares of Company Common Stock, Contingent Rights and Company Stock Options.

     (f) After the Effective Time, there shall be no further registration of transfers on the securities transfer books of the Surviving Corporation of shares of Company Common Stock or Contingent Rights which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged in accordance with the procedures set forth in this Article 1.

     (g) From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to shares of Company Common Stock or Contingent Rights, as applicable, represented thereby or as shareholders of Company or holders of Contingent Rights, except as otherwise provided in this Agreement or by applicable law.

     (h) The Surviving Corporation may require any person claiming a Certificate to have been lost, stolen or destroyed to provide an affidavit of such fact and, at the election of the Surviving Corporation, which election must be reasonable in the circumstances, including without limitation, consideration of the value of the shares of Company Common Stock claimed to have been lost, stolen or destroyed and the creditworthiness of the claiming person, indemnification or a surety bond, in either case, reasonably acceptable to the Surviving Corporation, to protect it against possible loss or claim that may be made against the Paying Agent or the Surviving Corporation or otherwise with respect to such Certificate prior to the payment of any Merger Consideration otherwise payable hereunder.

     (i) At any time following six (6) months after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect thereto) which had been made available to the Paying Agent in respect of the Closing Payment and which had not been disbursed to holders of Certificates (including the portion of the Merger Consideration remaining with the Paying Agent in respect of Dissenting Shares (as herein defined)). Without limiting the foregoing, at any time following six (6) months after receipt by the Paying Agent of any other amount to be delivered to the Paying Agent in connection with the Merger, including, without limitation, pursuant to the Adjustment Escrow Agreement or the Indemnification Escrow Agreement, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any such cash (including any interest received with respect thereto) which had not been disbursed to holders of Certificates or Company Stock Options in accordance herewith and therewith. From and after the delivery by the Paying Agent to the Surviving Corporation pursuant to this Section 1.6(i), such holders will be entitled to look solely to the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Company Stock Options, without any interest thereon.

     1.7  Appraisal Rights.  To the extent that appraisal rights are available
          ----------------
under Section 33-13-102 of the SCBCA, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of this Agreement and with respect to which appraisal rights have been properly demanded in accordance with Section 33-13-210 of the SCBCA (the "Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Section 1.5 hereof at or after the Effective Time unless and until the holder of such shares becomes ineligible for such appraisal. If a holder of Dissenting Shares becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Per Share Merger Consideration provided for in Section 1.5(a)(2) in respect of the Closing Consideration upon surrender of the Certificate representing such Dissenting Shares in accordance with Section 1.6 hereof and in respect of the amount, if any, from the Adjustment Escrow Amount and the Indemnification Escrow Amount, at the times specified in Section 1.6. The Company shall give Merger Partner prompt notice of any demands received by Company for appraisal of shares of Company Common Stock. Except with the prior written consent of Merger Partner or as may otherwise be required under applicable law, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands. To the extent payment is made in respect of Dissenting Shares, the agreement with the Paying Agent shall specify that the Paying Agent shall pay to Merger Partner the Per Share Merger Consideration held by or at any time received by Paying Agent (from the Adjustment Escrow Agent or Indemnification Escrow Agent or otherwise) allocable to such shares.

     1.8  Escheat Laws.  Any amounts payable pursuant to this Agreement, but
          ------------
remaining unclaimed by the holders of Certificates or options five years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority), shall become, to the extent permitted by applicable law, the property of Merger Partner free and clear of any claims or interest of any Person previously entitled thereto, other than any such claim or interest which any Person would otherwise have thereto under applicable law if such amounts had escheated to, or otherwise become the property of, any governmental authority, provided such Person establishes such claim or interest as if such claim or interest were to be established pursuant to applicable law if such amounts had escheated to, or otherwise become the property of, any governmental authority. Notwithstanding any other provision of this Article 1, none of Merger Partner, Media Communications, Sub, Company, the Surviving Corporation, the Paying Agent or any other party hereto shall be liable to any holder of Company Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

                                   ARTICLE 2

                                    CLOSING

     2.1  Time and Place of Closing.
          -------------------------

     (a)  Closing Date.  (1) Unless otherwise mutually agreed upon in writing by
          ------------
Merger Partner and Company subject to satisfaction or, to the extent permitted by law, waiver, of the closing conditions described in Article 6, and subject to
Section 2.1(a)(2) and 2.1(a)(3), the closing of the Merger (the "Closing") will be held at 10:00 a.m., local time, on the date specified by Merger Partner by written notice to Company, which notice shall be given at least five (5) Business Days prior to the date scheduled for Closing and which specified date shall be no earlier than five (5) Business Days, and not later than ten (10) Business Days, after satisfaction of the conditions set forth in Sections 6.1(a), (b) and (c) and any such specified date, prior to such tenth Business Day, shall be reasonably acceptable to Company. If Merger Partner and Company shall not have otherwise agreed or Merger Partner shall not have provided the notice provided for in the previous sentence, subject to satisfaction or, to the extent permitted by law, waiver, of the closing conditions described in Article 6, and subject to Section 2.1(a)(2) and 2.1(a)(3), the Closing will be held at 10:00 a.m., local time, on the tenth (10th) Business Day after satisfaction of the conditions set forth in Sections 6.1(a), (b) and (c). The date on which Closing occurs shall be the "Closing Date".

          (2) If on the date on which the Closing would otherwise be required to take place pursuant to Section 2.1(a)(1) there shall be in effect any judgment, decree, order or other prohibition of a court of competent jurisdiction having the force of law that would prevent or make unlawful the Closing, then either Company or Merger Partner may, at its option, postpone the date on which the Closing is required to take place until such date, to be set by the party that elects to postpone the date for Closing pursuant to this subsection (2) on at least ten (10) Business Days' written notice to the other party, as soon as practicable after such judgment, decree, order or other prohibition ceases to be in effect, or such other circumstances cease to exist; provided, however, that any postponement of the date on which the Closing is
--------  -------
required to take place to a date beyond one year from the date hereof (the "Upset Date") shall require the consent of both Company and Merger Partner.

          (3) Notwithstanding anything in this Agreement to the contrary, if on the date scheduled for Closing, the Closing has not occurred because any notice period required by Section 2.1(a)(1) or (2) has not lapsed, the Upset Date shall be extended until one (1) Business Day after the lapse of such period.

     (b)  Closing Place.  The place of Closing shall be at the offices of King &
          -------------
Spalding, 191 Peachtree Street, N.E., Atlanta, Georgia, 30303, or at such other place as may be agreed between Merger Partner and Company.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     The Company hereby represents and warrants to Merger Partner and Sub as follows:

     3.1  Organization, Good Standing and Power.  Company and each Company
          -------------------------------------
Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation as set forth in
Section 3.1 of the disclosure schedule annexed hereto (the "Company Disclosure Schedule") and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Section 3.1 of the Company Disclosure Schedule, Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, has not had, and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect (as herein defined) or a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of any Station. Company has delivered to Merger Partner complete and correct copies of its Articles of Incorporation and its Bylaws as amended to the date hereof.

     3.2  Capitalization.  The authorized capital stock of Company as of the
          --------------
date hereof consists of 1,000,000 shares of Company Common Stock, of which as of the date of this Agreement 423,495 shares are issued and outstanding plus 27,239 shares which are the Rights Calculation Shares (as defined in the certificates representing the Contingent Rights) and are all shares of capital stock of Company or any Company Subsidiary evidenced by Contingent Rights and 76,505 shares which are treasury shares held by Company and 50,000 shares are reserved for issuance upon exercise of outstanding Company Stock Options and Company Stock Options to be issued as described in Section 5.2(c) of the Company Disclosure Schedule. Section 3.2 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of the holders of record of shares of Company Common Stock and the number of shares held by each such holder and the holders of record of Contingent Rights and the number of Rights Calculation Shares (as defined in the certificates representing the Contingent Rights) represented by such Contingent Rights held by each such holder, which Rights Calculation Shares (as defined in the certificates representing the Contingent Rights) represent all shares of capital stock of Company and any Company Subsidiary to which the holders of Contingent Rights are entitled as holders of Contingent Rights. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time pursuant to any outstanding Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth above, as of the date of this Agreement, there were no shares of capital stock or other equity securities of Company outstanding. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no covenants or agreements with Company for the registration of shares of Company Common Stock, the Contingent Rights or Company Stock Options. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding options, warrants or rights to purchase or acquire from Company any capital stock of Company; there are no outstanding stock appreciation rights, phantom stock rights or other instruments or obligations of Company which depend, in whole or in part, on the value of any of the capital stock of Company (or any Company Subsidiary) or the business or financial performance or asset value of Company (or any Company Subsidiary) and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Company or any Company Subsidiary is bound to issue any additional shares of its capital stock or other securities. All capital stock of the Company, all Contingent Rights and all Company Stock Options were issued in compliance with all applicable state and federal laws.

     3.3  Company Subsidiaries; Non-Subsidiary Equity Investments, Voting
          ---------------------------------------------------------------
Trusts.  Section 3.3 of the Company Disclosure Schedule, sets forth a correct
------
and complete list of each corporation, association, subsidiary or other entity of which Company owns or controls, directly or indirectly, more than 50% of the outstanding equity securities (such entities are herein referred to as "Company Subsidiaries"). Company owns, beneficially and of record, all of the issued and outstanding capital stock of each Company Subsidiary free and clear of all liens, charges, pledges, security interests or other encumbrances of any nature whatsoever ("Liens"). All of the capital stock of each Company Subsidiary has been duly authorized, and is validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding options, warrants or rights to purchase or acquire from any Company Subsidiary any capital stock of any Company Subsidiary; there are no outstanding stock appreciation rights, phantom stock rights or other instruments or obligations of any Company Subsidiary which depend, in whole or in part, on the value of any of the capital stock of Company or any Company Subsidiary) or the business or financial performance or asset value of Company (or any Company Subsidiary). Section 3.3 of the Company Disclosure Schedule lists any corporation, partnership or other entity in which Company or any Company Subsidiary owns any capital stock, partnership interest or other equity interest or security (other than ownership of no more than a de minimis amount of securities of a publicly traded company) and all of such interests or securities are owned directly by the party set forth in Section 3.3 of the Company Disclosure Schedule, free and clear of any Liens. Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no voting trusts or other agreements or understandings with respect to the voting of capital stock of Company or any Company Subsidiary to which Company or any Company Subsidiary is a party.

     3.4  Authority; Enforceability.  Company has the corporate power and
          -------------------------
authority to enter into this Agreement (and all agreements and instruments contemplated hereby) and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the Shareholders of the Company at the Special Meeting. Subject to such approval the execution and delivery of this Agreement (and all agreements and instruments contemplated hereby) and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company. Pursuant to the Voting Agreements, holders of shares totaling at least 67% of the issued and outstanding common stock of the Company have approved this Agreement, the Merger and the other transactions contemplated hereby and thereby (provided, however, that such approval does not constitute the approval of this Agreement by the Shareholders of the Company at the Special Meeting) and have agreed to vote their shares in favor of this Agreement, the Merger and the other transactions contemplated hereby and thereby. This Agreement (and all agreements and instruments contemplated hereby) has been (or, in the case of any agreements or instruments to be executed at or prior to Closing, will be) duly executed and delivered by Company and constitutes (or when executed and delivered will constitute) the valid and binding obligation of Company, enforceable against it in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) as the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the foregoing in clauses (i) and (ii), the "Enforceability Exceptions").

     3.5  Non-Contravention; Consents.
          ---------------------------

     (a) Except for filings with and approvals of the transactions contemplated hereby by the Federal Communications Commission (the "FCC") and the expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and subject to receipt of the consents and approvals listed in Section 3.5 of the Company Disclosure Schedule, neither the execution, delivery and performance by Company of this Agreement, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the provisions hereof, will:

          (1) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, the loss of a material right or benefit, or the creation of any Lien, upon any of the properties or assets of Company, or any Company Subsidiary under any of the terms, conditions or provisions of, (x) their respective Articles of Incorporation or Bylaws, or (y) any note, bond, mortgage, indenture, Material Contract or Company Employee Plan (as defined herein) to which Company or any of the Company Subsidiaries is a party, or by which Company or any of the Company Subsidiaries may be bound, or to which Company or any of the Company Subsidiaries or the properties or assets of any of them may be subject; or

          (2) violate any judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Company or any of the Company Subsidiaries or any of their respective properties or assets.

     (b) Except for filings with and approvals of the transactions contemplated hereby by the FCC and the expiration of applicable waiting periods under the HSR Act or as otherwise set forth in Section 3.5 of the Company Disclosure Schedule, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body or other Person is necessary for the consummation by Company of the transactions contemplated by this Agreement.

     (c) From and after the execution and delivery of the agreements in the forms of Exhibit 3.5(c)(1) (the "Subordinated Notes Agreement") and Exhibit 3.5(c)(2) hereto (the "Contingent Rights Agreement"), the holders of the 12% Senior Subordinated Notes due 2006 (the "Subordinated Notes") and the Contingent Rights respectively, shall have agreed that the Subordinated Notes and Contingent Rights will be discharged and satisfied in full at Closing in accordance with the provisions of this Agreement, and that all documents and instruments related to the Subordinated Notes and Contingent Rights will be terminated as of the Closing, and the holders of Contingent Rights shall have agreed to release Merger Partner, Media Communications, Sub and their affiliates and Company and each Company Subsidiary shall be released, on the terms and subject to the conditions set forth in the Contingent Rights Agreement. Copies of such agreements, as executed, will be provided to Merger Partner.

     3.6  Company Financial Statements; Undisclosed Liabilities.
          -----------------------------------------------------

     (a) Section 3.6 of the Company Disclosure Schedule sets forth (i) the audited consolidated balance sheet of Company as of September 27, 1998 and the related statements of income, retained earnings and cash flow, including footnotes, for the year ended on September 27, 1998 and (ii) the unaudited consolidated balance sheet of Company as of September 26, 1999 and the related statements of income, retained earnings and cash flow, including footnotes, for the year ended September 26, 1999 (the "Draft 1999 Financial Statements"). Such financial statements set forth in the previous sentence are referred to as the "Financial Statements." Except as set forth in Section 3.6 of the Company Disclosure Schedule, the Financial Statements (i) have been prepared in accordance with GAAP consistently applied by Company throughout the periods indicated, (ii) have been prepared from, and are in accordance with, the books and records of Company; and (iii) fairly present in all material respects the consolidated financial position of Company as of the respective dates of the balance sheets included in the Financial Statements, and the cash flows and results of its operations for the respective periods indicated. For each of the three most recent fiscal years of each of the Company and each Company Subsidiary, uncollectible accounts receivable did not exceed 2.1% of the gross amount of accounts receivable for such fiscal years.

     (b) Except as set forth in Section 3.6(b) of the Company Disclosure Schedule or in the Financial Statements, and except for liabilities and obligations incurred in the ordinary course of business (which shall in no event include, without limitation, any tort, breach of contract or environmental liability) since September 26, 1999, neither Company nor any Company

Subsidiary has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise.

     3.7  Absence of Certain Changes or Events.  Except (a) for transactions
          ------------------------------------
contemplated by this Agreement, (b) for transactions occurring after the date hereof that are expressly permitted under Section 5.2 of this Agreement and (c) as set forth in Section 3.7 of the Company Disclosure Schedule, since September 26, 1999, Company and the Company Subsidiaries have conducted their business in all material respects only in the ordinary course, and there has not been (i) any change, effect or development in the business, properties, condition (financial or otherwise) or results of operations of Company or any Company Subsidiaries which has had or could reasonably be expected to have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Company's or any Company Subsidiary's capital stock interests, (iii) any split, combination or reclassification of Company's or any Company Subsidiary's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (A) any granting by Company or any Company Subsidiary to any employee of any increase in compensation (other than as would be permitted under Section 5.2 of this Agreement if granted after the date hereof), (B) any granting by Company or any Company Subsidiary to any such employee of any increase in severance or termination pay, or (C) any entry by the Company or any Company Subsidiary into any employment, severance or termination agreement with such employee, (v) any material damage, destruction or loss, whether or not covered by insurance, or (vi) any change in accounting methods, principles or practices by Company or any Company Subsidiary affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP and described in Section 3.7 of the Company Disclosure Schedule.

     3.8  Taxes and Tax Returns.
          ---------------------

     (a) Company and the Company Subsidiaries have (i) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities in a timely manner all income and franchise Tax Returns and all other material Tax Returns required to be filed by them and (ii) duly paid in full or made adequate provisions in the Financial Statements in accordance with GAAP (or there has been paid or adequate provision has been made on their behalf) for the payment of all Taxes of Company and the Company Subsidiaries. All of the Tax Returns referred to in clause (i), above, are true, correct and complete in all material respects. All unpaid Taxes payable by Company and the Company Subsidiaries for all taxable periods or portions thereof ending on or prior to the Closing Date (including any amounts attributable to the distribution or other disposition by Company of assets pursuant to Section 5.2(a) and including any amounts attributable to the loan evidenced by the Brown Note, the Subordinated Notes or the repayment thereof) shall be included as Current Liabilities in the computation of Working Capital pursuant to Article I.

     (b) Except as set forth in Section 3.8 of the Company Disclosure Schedule, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Company or the Company Subsidiaries, and neither the Internal Revenue Service nor any other taxing authority has asserted or threatened to assert any deficiency or claim for additional Taxes against, or any adjustment of

Taxes relating to, Company or any Company Subsidiary. Except as set forth in
Section 3.8 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has executed any waiver or extension of any statute of limitations on the assessment or collection of any Tax or with respect to any liability arising therefrom.

     (c) Each of Company and the Company Subsidiaries is a member of the affiliated group of corporations that files a consolidated federal income Tax Return pursuant to Section 1501 of the Code of which Company is the common parent. Company has delivered to Merger Partner true, correct and complete copies of (i) the consolidated federal income Tax Returns (in the form filed) filed on behalf of Company and the Company Subsidiaries for taxable years ending after July 31, 1993, and (ii) all state income and franchise Tax Returns (in the form filed) filed by or on behalf of Company and the Company Subsidiaries for the three previous taxable periods for which such returns were filed. Section
3.8 of the Company Disclosure Schedule lists, for Company and each Company Subsidiary, all jurisdictions in which each such entity is required to file a state income or franchise Tax Return and indicates, for each such jurisdiction, whether the applicable entity files a consolidated, combined or unitary Tax Return with another entity.

     (d)  [Intentionally Omitted]

     (e)  Except as set forth in Section 3.8 of the Company Disclosure Schedule,
(i) there are no proposed reassessments of any property owned by Company or any Company Subsidiary that would affect the Taxes of Company or any Company Subsidiary after the Closing Date and (ii) there are no Tax liens on any assets of Company or the Company Subsidiaries, other than liens for current Taxes not yet due and payable.

     (f) Except as set forth in Section 3.8 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has any liability for the Taxes of any person or entity (other than Company and the Company Subsidiaries) pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code (the "Treasury Regulations"), any comparable provisions of any state, local or foreign Tax law in respect of a consolidated, combined or unitary Tax Return, or by contract or otherwise. As of the Closing, there will be no tax sharing agreements or similar arrangements in effect with respect to or involving Company or any Company Subsidiary.

     (g) Except as set forth in Section 3.8 of the Company Disclosure Schedule, no consent under Section 341(f) of the Code has been filed with respect to Company or any Company Subsidiary.

     (h) Except as set forth in Section 3.8 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has (i) any income or gain reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made
 ---
for, a taxable period ending on or prior to the Closing Date which resulted in a deferred reporting of income or gain from such transaction or from such change in accounting method, (ii) any income or gain that has been deferred as a result of having arisen out of any "intercompany transaction," within the meaning of
Section 1.1502-13(b) of the

Treasury Regulations, or (iii) any "excess loss account," within the meaning of
Section 1.1502-19(a) of the Treasury Regulations, in the stock of any Company Subsidiary.

     (i) Company is not a "United States real property holding corporation," within the meaning of Section 897(c)(2) of the Code.

     (j) Except as disclosed in Section 3.8(j) of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a non-deductible expense to such company pursuant to Section 280G of the Code.

     (k) For purposes of this Agreement, the following terms shall have the following meanings:

          (1) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (2) "Tax" or "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind imposed by any governmental or taxing authority, including, without limitation: federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding, or other tax or governmental assessment, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

          (3) "Tax Return" shall mean any return, report, information return, or other statement or document (including any schedule or attachment thereto, and including any amendment thereof), filed or required to be filed with any federal, state, local or foreign governmental or taxing authority in connection with the determination, assessment, collection, administration or imposition of any Tax.

     3.9  Litigation.  Except as set forth in Section 3.9 of the Disclosure
          ----------
Schedule, neither Company nor any Company Subsidiary is a party to any pending or, to the Knowledge of Company, threatened claim, action, suit, investigation or proceeding. There is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other decision against Company or any Company Subsidiary.

     3.10 Contracts and Commitments.  Section 3.10 of the Company Disclosure
          -------------------------
Schedule, contains a list of, and true, correct and complete copies (or descriptions thereof, if oral) have been delivered to Merger Partner of the following contracts and agreements (other than retransmission consent agreements, true, correct and complete copies of which shall be delivered by Company to Merger Partner within five (5) days of the date hereof) (each a "Material Contract"):

     (a) all programming and network affiliation agreements of Company or any Company Subsidiary or that relate to the operations of Company or any Company Subsidiary;

     (b) all contracts or agreements that provide for employment of a Person by Company or any Company Subsidiary;

     (c) all leases of real property or personal property to which Company or any Company Subsidiary is a party;

     (d) all contracts evidencing, creating or relating to any indebtedness of Company or any Company Subsidiary;

     (e) all contracts or agreements evidencing guarantees of any nature of Company or any Company Subsidiary of any indebtedness, liabilities or obligations of any Person;

     (f) any contracts or agreements prohibiting, limiting or otherwise restricting the activities of, or competition by, Company or any Company Subsidiary or otherwise imposing any significant non-monetary obligation or responsibility on Company or any Company Subsidiary; and

     (g) any other contract or agreement that (i) provides for payments in excess of $25,000 for any individual contract or agreement; provided that undisclosed contracts or agreements involving payments of less than $25,000 do not in the aggregate involve payments exceeding $250,000; or (ii) requires performance by Company or any Company Subsidiary of any obligation for a period of time extending beyond twelve (12) months from the Effective Time or is not terminable by Company or any Company Subsidiary without penalty upon ninety (90) days or less notice.

     Except as set forth in Section 3.10 of the Company Disclosure Schedule:
(i) all Material Contracts are in full force and effect and constitute legal, valid and binding obligations, enforceable in accordance with their terms (such enforceability subject to the Enforceability Exceptions) of Company and any Company Subsidiary as applicable, and, to the Knowledge of the Company, the other parties thereto; (ii) neither Company nor any Company Subsidiary, nor, to the Knowledge of Company, any other party to any Material Contract, is in default under or in violation of, in any material respect, any Material Contract (nor does there exist any event or condition related to Company or any Company Subsidiary or, to the Knowledge of Company, any other event or condition, which upon the passage of time or the giving of notice or both would cause such a default under or violation of such Material Contract by Company or any Company Subsidiary or, to the knowledge of the Company, any other party to any Material Contract).

     3.11 Employee Benefit Plans.
          ----------------------

     (a) Section 3.11 of the Company Disclosure Schedule contains a list of each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA") which is sponsored, maintained by or contributed to by Company or any entity affiliated with Company under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code ("ERISA Affiliate"), each stock option, stock purchase or other equity-based compensation plan sponsored, maintained or contributed to by Company or any Company Subsidiary, each other plan, program or other arrangement which provides compensation, fringe benefits or prerequisites to officers or employees of Company or any Company Subsidiary, each employment agreement in effect with any officer or employee of Company or any Company Subsidiary and each agreement which provides any benefits upon a change in control of Company or any Company Subsidiary (individually a "Company Employee Plan" and collectively the "Company Employee Plans"). Other than as set forth in Section 3.11 of the Company Disclosure Schedule, neither Company nor an ERISA Affiliate is a party to, or has in effect or to become effective after the date of this Agreement, any plan, arrangement or other scheme which will become a Company Employee Plan or any amendment thereto. Company has provided to Merger Partner the plan documents or other writing constituting each Company Employee Plan and, if applicable, the trust, insurance contract or other arrangement which holds, or which constitutes, an asset of such plan, the ERISA summary plan description for such plan and the most recent Form 5500 (including all schedules and attachments) for such plan as well as a written description of any Company Employee Plan which is not written. Company has identified those Company Employee Plans which Company intends to satisfy the requirements of Section 401 of the Code and has made available to Merger Partner accurate copies of the most recent favorable determination letters for such plans.

     (b) Except as set forth in Section 3.11 of the Company Disclosure Schedule, with respect to each Company Employee Plan, or any other employee benefit plan which Company or an ERISA Affiliate sponsored, maintained or contributed to within the ten (10) year period preceding the Effective Time, that is or was subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived and each plan has always met the required funding standards of Title I of ERISA and Code Section 412; (ii) no reportable event within the meaning of Section 4043(c) (1) through (7) of ERISA has occurred and no reportable event within the meaning of any other subsection of Section 4043(c) of ERISA, with respect to which the 30-day notice period has not been waived by regulation has occurred; (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation have been timely paid in full (iv) the fair market value of the plan's assets exceed the present value of accrued benefit obligations (determined within the meaning of Code Section 401(a)(2)) under the plan (both vested and non-vested); and (v) no event or condition exists or is expected to occur that would subject the assets of Company or any ERISA Affiliate to a lien under the Code or Title IV of ERISA. Except as set forth in
Section 3.11 of the Company Disclosure Schedule, there does not now exist, nor do any circumstances currently exist that could result in, any Company Controlled Group Liability that would be a liability of Company or any Company Subsidiary following the Effective Time. "Company Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code other than liabilities under such laws that arise solely out of, or relate solely to, Company Employee Plans.

     (c) Except as set forth in Section 3.11 of the Company Disclosure Schedule, neither Company nor any ERISA Affiliate is, or has ever been, a participant in a multiemployer plan (within the meaning of ERISA Section 3(37)) or a multiple employer pension plan (within the meaning of ERISA Section 4063(a)). Except as set forth in Section 3.11 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary maintains or has at any time maintained a Company Employee Plan which is subject to Title IV of ERISA. Neither Company nor any Company Subsidiary is obligated to provide medical benefits, death benefits or any other welfare benefits under any Company Employee Plan which is a welfare plan as defined in Section 3(1) of ERISA to or on behalf of any person who is no longer an employee of Company or any Company Subsidiary, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, and to the extent Company or Company Subsidiary currently provides such welfare benefits under any Company Employee Plan, Company may terminate such benefits, without further liability, upon notice of thirty days or less.

     (d) Except as set forth in Section 3.11 of the Company Disclosure Schedule, (i) each Company Employee Plan has at all times been maintained, by its terms and in operation in all material respects, in accordance with all applicable laws, and (ii) each Company Employee Plan which is intended to be qualified under Section 401 of the Code has at all times been maintained, by its terms and in operation in all material respects in accordance with Section 401 of the Code. As of September 30, 1999 neither Company nor any of the Company Subsidiaries had any material liability under any Company Employee Plan, or under any employee benefit plan sponsored, maintained or contributed to by an ERISA Affiliate that was not reflected in the Company audited consolidated balance sheet at September 30, 1999 or disclosed in the notes thereto.

     (e) To the Knowledge of Company, (i) no prohibited transaction has occurred with respect to any Company Employee Plan that would result in the imposition of any material excise tax or other liability under the Code or ERISA on Company or any Company Subsidiary or in any obligation to reimburse any person for any such tax or other liability, (ii) there is no government inspection, investigation, audit or examination of any Company Employee Plan "and no reason" to believe that such inspection, investigation, audit or examination is pending or threatened, and (iii) there is no action, suit or claim (other than a routine claim for benefits) with respect to any Company Employee Plan which is pending or threatened against such plan.

     (f) All contributions or premium payments with respect to Company Employee Plans accrued for any period ending on or before the Effective Time have been or will be timely paid by Company before the Effective Time or will be reflected as Current Liabilities for purposes of the computation of Working Capital. Except as disclosed in Section 3.11(f) of the Company Disclosure Schedule neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, stay bonus, or unemployment compensation) becoming due to any director or employee of Company or a Company Subsidiary,
(ii) result in the acceleration of vesting under any Company Employee Plan, or
(iii) increase any benefits otherwise payable under any Company Employee Plan; and any such payment or increase in benefits is fully deductible by Company and Company Subsidiaries under the Code, including but not limited to Sections 162, 280G and 404.

     (g) Section 3.11 (g) of the Company Disclosure Schedule lists the names and positions of each of the officers, directors and employees of Company and each Company Subsidiary, and the hourly wage or salary information for such employees has been previously delivered to Merger Partner and is accurate in all material respects as of the date hereof.

     3.12 Collective Bargaining; Labor Disputes; Compliance.  Except as
          -------------------------------------------------
disclosed in Section 3.12 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is a party to any collective bargaining agreement, or any contract with any union or other labor organization relating to any of its employees. Neither Company nor any of the Company Subsidiaries is currently, nor has been during the last three years, the subject of any certification or decertification drive and to the Knowledge of Company, no such organizing activity is threatened. Neither Company nor any of the Company Subsidiaries is currently, nor has been during the past three years, the subject of any strike or work stoppage or work slowdown relating to Company or any of the Company Subsidiaries nor, to the Knowledge of Company, is any such activity threatened. Each of Company and each Company Subsidiary has complied in all material respects with all laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining, discrimination, the payment of social security and other payroll expenses, and all applicable occupational safety and health acts, laws and regulations. Neither the Company nor any Company Subsidiary has any written or oral contracts of employment with any employees, other than (i) oral agreements terminable at will without penalty or (ii) those listed in Section 3.10 of the Company Disclosure Schedule. Except as provided in Section 3.12 of the Company Disclosure Schedule, no union or other collective bargaining representative claims to represent, has been certified as representing or has requested that Company or any Company Subsidiary recognize such union or collective bargaining representative as representing any of the employees of Company or any Company Subsidiary for collective bargaining purposes. Neither Company nor any Company Subsidiary has recognized or agreed to recognize or is required to recognize any union as the collective bargaining representative for any of its employees. Neither Company nor any Company Subsidiary is subject to any investigation or other challenge relating to the misclassification of employees as independent contractors. Neither the Company nor any Company Subsidiary is required to comply with any government contractor affirmative action obligation.

     3.13 Brokers and Finders.  Neither Company nor any of the Company
          -------------------
Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Company or any of the Company Subsidiaries, in connection with this Agreement or any of the transactions contemplated hereby, except that Company has retained Chase Securities Inc., Brown Brothers Harriman & Co. and Wachovia Bank, N.A. as its financial advisors and all such fees and expenses of such advisors shall be paid by Company at Closing.

     3.14 No Violation of Law. Except as set forth in Section 3.14 of the
          -------------------
Company Disclosure Schedule, the business and operations of Company and the Company Subsidiaries have been conducted in compliance in all material respects with all applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, those relating to FCC matters). Except as set forth in Section 3.14 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has been charged with or, to the Knowledge of Company, is now under investigation with respect to, a violation of any regulation, ordinance, order or other requirement of a governmental entity or other regulatory body. Neither Company nor any Company Subsidiary is a party to or bound by any order, judgment, decree or award of a governmental entity or other regulatory body; and Company and the Company Subsidiaries have timely filed all reports required to be filed on or before the date hereof and will timely file all reports required to be filed after the date hereof and on or before the Effective Time, with any governmental entity or other regulatory body. Company and the Company Subsidiaries have all FCC Licenses and all other material permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of Company and the Company Subsidiaries, except for such permits, certificates, licenses, approvals and other authorizations required to be obtained in connection with the consummation of the transactions contemplated hereby.

     3.15 FCC Licenses.  Company or Spartan Broadcasting Company, a wholly owned
          ------------
subsidiary of Company ("Licensee Subsidiary") is now and at the Effective Time will be the holder of all FCC Licenses necessary for the conduct of the business of Company and Company Subsidiaries, all of which are forth in Section 3.15 of the Company Disclosure Schedule. The FCC Licenses are now, and at the Effective Time will be, in full force and effect in accordance with their terms and unimpaired by any act or omission of Company, or its officers, directors, employees or agents. There is not now pending, or to the Knowledge of Company, threatened, any action by or before the FCC to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the FCC Licenses, or any investigation, order to show cause, notice of violation, notice of apparent liability, or a forfeiture or material complaint against Company or Licensee Subsidiary. All reports, forms, statements and applications, including applications for construction permits for digital television stations, required to be filed by Company and Licensee Subsidiary with the FCC have been timely filed and are complete and accurate in all material respects. The operations of Company and Licensee Subsidiary are now and at the Effective Time will be operating in accordance with the FCC Licenses, and in compliance in all material respects with the Communications Act of 1934, as amended, and the rules, regulations and published policies of the FCC (collectively, the "Communications Laws") in effect, currently and as of the Effective Time. The operations of Company and Licensee Subsidiary, including, but not limited to, their use and operation of its existing tower sites, conform in all material respects to the standards adopted by the FCC in Guidelines Evaluating the Environmental Effects of Radio Frequency Radiation, Report and Order, IT Docket 93-62 (August 1,
1996)(FCC 96-326), as modified on reconsideration, Second Memorandum Opinion and Order, FCC 97-303 (released August 23, 1997). "FCC Licenses" shall mean all licenses, permits and other authorizations issued by the FCC to Company or Licensee Subsidiary in connection with the business or operations of the stations (the "Stations") listed in Schedule 3.15 of the Company Disclosure Schedule.

     3.16 SCBCA Section 35-2-218.  Assuming the accuracy of Merger Partner's
          ----------------------
representations and warranties contained in Section 4.7, prior to the date hereof Company has taken all appropriate actions so that the restrictions on business combinations contained in SCBCA Section 35-2-218 do not and will not apply with respect to or as a result of this Agreement or the Merger. The provisions of SCBCA Sections 35-2-101 et. seq. do not and will not apply with
                                      --  ---
respect to or as a result of this Agreement of the Merger.

     3.17 Voting Requirements.  The affirmative vote of the holders of two-
          -------------------
thirds (2/3) of the outstanding shares of Company Common Stock with respect to this Agreement and the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement and together with the approvals of the Company's Board of Directors, which was obtained at a meeting of the Company's Board of Directors on December 7, 1999, constitutes the only corporate action on the part of Company necessary to adopt and approve the execution, delivery and performance of this Agreement by Company and the Merger.

     3.18 Computer Software.  Except as set forth in Section 3.18 of the Company
          -----------------
Disclosure Schedule, each of Company and the Company Subsidiaries owns or has valid licenses or other rights to use all material computer software programs to permit it to conduct its operations as currently conducted.

     3.19 Title to and Condition of Properties.
          ------------------------------------

     (a) Section 3.19 of the Company Disclosure Schedule sets forth as of the date hereof all real property owned in fee or leased by any Company or any Company Subsidiary (including the street address or, if none, the location, of each such property) (such owned and leased real property, the "Real Property") and, in the case of owned Real Property, whether Company or such Company Subsidiary holds title insurance in respect thereof (collectively, such insurance is the "Title Insurance Policies"). Each of Company and each Company Subsidiary has good and, in the case of Real Property, marketable title to, or valid leasehold interests in all its real and personal properties and assets except for (A) such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business (B) with respect to owned Real Property, defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted or materially detract from the value thereof and (C) as disclosed in
Section 3.19 of the Company Disclosure Schedule, all of which are to be discharged at Closing. All such material properties and assets, other than properties and assets in which Company or any Company Subsidiary has leasehold interests, are free and clear of all Liens, except for Liens described in clauses (B) and (C) of the preceding sentence.

     (b) Except as set forth in Section 3.19 of the Company Disclosure Schedule, each of Company and each Company Subsidiary have complied in all material respects with the terms of all leases to which it is a party and under which it holds or uses any property or assets, and all such leases are in full force and effect, except as enforceability may be limited by the Enforceability Exceptions. Each of Company and each Company Subsidiary enjoys peaceful and undisturbed possession under all leases to which it is a party.

     (c) Except as set forth in Section 3.19 of the Company Disclosure Schedule, all of the Real Property has full legal and practical access to public roads or streets and has all utilities and services necessary for the proper and lawful conduct of the business and operations of the Stations as concurrently conducted. All towers, guy anchors or wires, buildings and other improvements owned or leased by Company or any Company Subsidiary are located entirely on the Real Property. The Real Property is not subject to any nonconforming or conditional use status. The improvements upon the Real Property owned or leased by Company or any Company Subsidiary and the use thereof by Company or any Company Subsidiary conforms in all material respects to all applicable deed or lease restrictions and any zoning or other local ordinances.

     (d) Except as set forth in Section 3.19 of the Company Disclosure Schedule, the tangible personal and real property (including any improvements on the Real Property) owned or leased by Company or any Company Subsidiary are in good operating condition and repair, ordinary wear and tear excepted.

     (e) Except as set forth in Section 3.19 of the Company Disclosure Schedule, Company and each Company Subsidiary have all tangible and intangible assets and rights, including without limitation, all necessary governmental permits, licenses, authorizations necessary to conduct properly and lawfully the business and operations of the Stations as presently conducted.

     3.20 Environmental Laws.
          ------------------

     (a) Except as disclosed in Section 3.20 of the Company Disclosure Schedule, (i) the Company's and each Company Subsidiary's operations with respect to the Stations, and all Real Property owned or leased by Company or any Company Subsidiary, and any use thereof by Company or any Company Subsidiary, have complied and comply in all material respects with all applicable Environmental Orders and Laws (as defined herein) and with all applicable health and safety laws and regulations and neither the Company nor any Company Subsidiary has any liability or obligation, under any applicable Environmental Orders and Laws or health and safety laws and regulations and there are no unresolved historical instances of material noncompliance under such laws, (ii) neither Company nor any Company Subsidiary nor any predecessor-in-title to the Real Property has filed any notice under federal or state law indicating past or present treatment, storage or disposal of a hazardous waste at the Real Property or reporting a spill or release of a Hazardous Material into the environment,
(iii) neither Company nor any Company Subsidiary has any contingent liability in connection with any non de minimis unpermitted release of any Hazardous Material into the environment at the Real Property, and no unpermitted release which could require more than de minimis remediation has occurred, (iv) none of the operations with respect to the Stations or by Company or any Company Subsidiary on the Real Property involves generation, transportation, treatment, storage or disposal of Hazardous Materials of a "Reportable Quantity" (both as defined by
                                      -------------------
the Comprehensive Environmental Response Compensation Liability Act, as amended, 42 U.S.C. (S) 9601, et. seq. ("CERCLA")), and neither Company nor any Company
                    --  ---    ------
Subsidiary has received written notice from the United States Environmental Protection Agency or any other governmental authority that they are or may be considered to be a potentially responsible party under any applicable Environmental Orders and Laws with respect to any site that is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Act Information System ("CERCLIS") data base or a similar state,
                                       -------
provincial, regional, territorial, municipal, local or foreign law list, and (v) except in material compliance with all requirements of any applicable law, neither Company nor any Company Subsidiary, has disposed of any Hazardous Materials of a Reportable Quantity in, on or about the Real Property and neither has any lessee, prior owner or other person or entity.

     (b) Except as described in Section 3.20 of the Company Disclosure Schedule, no surface impoundments, above-ground tanks or underground storage tanks are located in, on or about the Real Property or, to the Company's Knowledge, on the Leased Real Property, and no surface impoundments have ever existed on the Real Property. All underground storage tanks which have been removed from the owned Real Property have been removed in compliance in all material respects with all applicable Environmental Orders and Laws.

     "Environmental Orders and Laws" means any applicable order, judgment,
      -----------------------------
injunction, award, decree, or, writ, law, statute, code, ordinance, regulation or other requirement of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency, regulatory authority or instrumentality of any such government or political subdivision or any court or arbitrator relating to pollution or protection of health, public welfare or the environment, including, without limitation, Environmental Orders and Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     "Hazardous Materials" means (1) hazardous materials, containments,
      -------------------
constituents, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations, as amended: Hazardous Materials Transportation Act, Clean water Act, Toxic Substance Control Act, the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et. seq., and the Comprehensive Environmental Response, Compensation and
     --  ---
Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. (S) 9601 et. seq., (2) petroleum, including crude oil and any
                   --  ---
fractions thereof, (3) natural gas, synthetic gas and any mixture thereof, asbestos and/or asbestos-containing materials, (4) PCBs, or PCB-containing materials or fluids, and (5) any other substances with respect to which any federal, state or local governmental authority may require either an environmental investigation or environmental remediation and any other hazardous or noxious substance, material, pollutant or solid or liquid waste that is regulated by any Environmental Orders and Laws.

     "Release" means any release, spill emission, leaking, pumping, pouring,
      -------
injection, escaping, emptying, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials) or into or out of any Real Property, including the movement of any Hazardous Materials through the air, rail, surface water, groundwater or property.

     3.21 Intellectual Property.  All trademarks and copyrights and patents or
          ---------------------
patent applications owned or leased by Company or any Company Subsidiary with respect to the Stations are listed in Section 3.21 of the Company Disclosure Schedule. The Company and each Company Subsidiary has the right to use all such patents, trademarks, trade names, and copyrights as Company or any Company Subsidiary presently use them. Except as set forth in Section 3.21 of the Company Disclosure Schedule, to the Knowledge of the Company, no patent, trademark, trade name, or copyright used by Company or any Company Subsidiary is the subject of any infringement action or action seeking to deny, modify or revoke any registration or application therefor or renewal thereof. Except as set forth in Section 3.21 of the Company Disclosure Schedule, Company and each Company Subsidiary are entitled to use all designs, processes and licenses and all other intellectual property or intellectual property rights used by them. Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has granted to any third-party any right, title or interest in or to any such intellectual property.

     3.22 Relationships with Affiliates.
          -----------------------------

     (a) Except as set forth in Section 3.22 of the Company Disclosure Schedule, neither the Principal Shareholders of Company, nor any of such Principal Shareholders' Immediate Family Members, nor any Affiliate thereof, directly or indirectly, owns or has within the past two years owned of record or beneficially, an equity interest or any other financial or profit interest in any Person (other than ownership of less than 2.5% of the outstanding equity securities of a publicly traded company) that has had business dealings or a financial interest in any transaction with Company or any Company Subsidiary. Except as set forth in Section 3.22 of the Company Disclosure Schedule, no Principal Shareholder of Company, nor any of such Principal Shareholders' Immediate Family Members, nor any Affiliate thereof directly or indirectly (i) is in competition with Company with respect to the business of the Stations, or
(ii) is a party to any lease, sublease, indebtedness, contract, agreement, commitment, understanding or arrangement of any kind whatsoever with Company or any Company Subsidiary.

     (b) Except as set forth in Section 3.22 of the Company Disclosure Schedule, to the Knowledge of the Company, no Shareholder of the Company (other than the Principal Shareholders), nor any of such Shareholder's Immediate Family Members, nor any Affiliate thereof, directly or indirectly, owns or has, within the past two years owned of record or beneficially, an equity interest or any other financial or profit interest in any Person (other than ownership of less than 2.5% of the outstanding equity securities of a publicly traded company) that has had business dealings or a financial interest in any transaction with Company or any Company Subsidiary. Except as set forth in Section 3.22 of the Company Disclosure Schedule, no Shareholder of Company (other than the Principal Shareholders), nor any of such Shareholder's Immediate Family Members, nor any Affiliate thereof directly or indirectly (i) is in competition with Company with respect to the business of the Stations, or (ii) is a party to any lease, sublease, indebtedness, contract, agreement, commitment, understanding or arrangement of any kind whatsoever with Company or any Company Subsidiary.

     (c) Except as disclosed on Section 3.22 of the Company Disclosure Schedule, no Shareholder of Company nor any Immediate Family Member of such Shareholder nor any Affiliate thereof has any right or claim against Company or any Company Subsidiary.

     (d) For purposes of this Agreement, an "Affiliate" shall mean, with respect to any Person, a Person that is controlled by, controls or is under common control with such Person. For purposes hereof, "Immediate Family Members" with respect to any Person shall mean any of such Person's grandparents and any of their respective lineal descendants, by blood or adoption, and the spouse of any such Person.

     3.23 Insurance.  The Company, each Company Subsidiary, the respective
          ---------
assets, and employees are insured against loss, damage or injury in the amounts listed in Section 3.23 of the Company Disclosure Schedule, which sets forth all insurance policies held by Company or any Company Subsidiary (including, without limitation, workers compensation, automobile liability, casualty and general liability policies) together with the policy amounts, types of coverage and date of expiration of each such policy. All such insurance policies are in full force and effect, all premiums thereon will be paid in full as of the Closing Date, and neither Company nor any Company Subsidiary has, within the past five years, received any written notice of cancellation with respect to any such insurance policy or of any unwillingness of an insurer to review such insurance policies based on standard premium charges.

     3.24 Year 2000.  Company and each Company Subsidiary have: (i) initiated a
          ---------
review and assessment of all areas within their business that would reasonably be expected to be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Company or any Company Subsidiary may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to, and any day after December 31, 1999); (ii) developed a plan for addressing the Year 2000 Problem (a copy of which has been delivered to Merger Partner); and (iii) to date, implemented such plan.

     3.25 LMA and Purchase Option.  Each of the Local Marketing Agreement dated
          -----------------------
as of March 22, 1996 between Company and Pappas Telecasting of the Carolinas, a California limited partnership, as amended through the date hereof (the "LMA") and the Amended and Restated Option Agreement dated as of March 22, 1999 between Pappas Telecasting of the Carolinas, a California limited partnership, and Company, as amended through the date hereof (the "Purchase Option") are in full force and effect and constitute the legal, valid and binding obligations, enforceable in accordance with their terms (such enforceability subject to the Enforceability Exceptions) of Company and any Company Subsidiary party thereto, and, to the Knowledge of Company, the other parties thereto. Neither Company nor any Company Subsidiary, nor, to the Knowledge of Company, any other party to the LMA or the Purchase Option, is in default under or in violation of, in any material respect, the LMA or Purchase Option (nor does there exist any event or condition related to Company or any Company Subsidiary or, to the Knowledge of Company, any other event or condition, which, upon the passage of time or the giving of notice or both would cause such a default under or violation of the LMA or Purchase Option by Company or any Company Subsidiary or any other party thereto. The LMA has been renewed in accordance with its terms for an additional period of five (5) years expiring on March 22, 2006. Neither Company nor any Company Subsidiary has given a Notice of Closing (as defined in the Purchase Option).

                                  ARTICLE 3A

         REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS

     Each of the Principal Shareholders represents and warrants to Merger Partner and Sub as to itself only as follows:

     3A.1 Share Ownership.  Such Principal Shareholder is the owner,
          ---------------
beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and of record, of the number of shares of Company Common Stock set forth opposite its name in Section 3A.1 of the Company Disclosure Schedule. Such Principal Shareholder holds good and valid title to such Company Common Stock, free and clear of all Liens, other than Liens that shall be discharged prior to the Effective Time. Except for the Voting Agreement and as disclosed in Section 3A.1 of the Company Disclosure Schedule, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of any capital stock of the Company or any Company Subsidiary held by such Principal Shareholder.

     3A.2 Authority; Noncontravention.  Such Principal Shareholder has all
          ---------------------------
requisite capacity to enter into this Agreement, the Voting Agreement, and all agreements and instruments contemplated hereby (together with this Agreement, the "Acquisition Documents") to which it is a party and to consummate the transactions contemplated hereby and thereby. Such Principal Shareholder has the requisite power and authority to enter into the Acquisition Documents to which it is a party and to consummate the transactions contemplated thereby. Each of the Acquisition Documents to which such Principal Shareholder is a party has been duly authorized by all necessary corporate, partnership, trust, shareholder or other action, as applicable, on the part of such Principal Shareholder. Each of the Acquisition Documents has been (or, in the case of agreements or instruments to be executed at or prior to Closing, will be) duly executed and delivered by such Principal Shareholder and constitutes (or when executed will constitute) the legal, valid and binding obligation of such Principal Shareholder, enforceable against it in accordance with its terms, except for the Enforceability Exceptions. The execution, delivery and performance by such Principal Shareholder of the Acquisition Documents and the consummation by such Principal Shareholder of the transactions contemplated thereby, and the compliance by such Principal Shareholder with any of the provisions thereof, will not (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination, cancellation or acceleration, the loss of a material right or benefit, or the creation of any Lien upon such Principal Shareholder's shares of Company Common Stock, under any of the terms, conditions or provisions of, its Articles of Incorporation or Bylaws or other organizational documents, if any, or under any note, bond, mortgage, indenture, material contract, agreement, instrument or document to which any such Principal Shareholder's shares of Company Common Stock may be subject; or (ii) violate any judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to such Principal Shareholder or any of its properties or assets.

                                   ARTICLE 4

 REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER, MEDIA COMMUNICATIONS AND SUB

     Each Merger Partner, Media Communications, and Sub hereby represents and warrants to Company as follows:

     4.1  Organization, Good Standing and Power.  Each of Merger Partner, Media
          -------------------------------------
Communications and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Partner directly owns all of the issued and outstanding capital stock of Media Communications and Media Communications owns all of the issued and outstanding capital stock of Sub. Merger Partner, Media Communications and Sub have delivered to Company complete and correct copies of its articles or certificate of incorporation, bylaws or other organizational documents and all amendments thereto to the date hereof.

     4.2  Authority; Enforceability.  Each of Merger Partner, Media
          -------------------------
Communications and Sub has the corporate power and authority to enter into this Agreement (and all agreements and instruments contemplated hereby) and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement (and all agreements and instruments contemplated hereby) and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Merger Partner, Media Communications and Sub, and this Agreement (and all agreements and instruments contemplated hereby) has been (or, in the case of any agreements or instruments to be executed at or prior to the Closing, will be) duly executed and delivered by Merger Partner, Media Communications and Sub and constitute (or when executed will constitute) the legal, valid and binding obligation of each such party, enforceable against it in accordance with its terms, (i) except as such enforceability may be limited by the Enforceability Exceptions.

     4.3  Non-Contravention; Consents.
          ---------------------------

     (a) Except for filings with and approvals of the transactions contemplated hereby by the FCC and the expiration of applicable waiting periods under the HSR Act, neither the execution, delivery and performance by Merger Partner, Media Communications or Sub of this Agreement, nor the consummation by Merger Partner, Media Communications or Sub of the transactions contemplated hereby, nor compliance by Merger Partner, Media Communications or Sub with any of the provisions hereof, will:

          (1) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Merger Partner, Media Communications or Sub, under any of the terms, conditions or provisions of, (x) its respective organizational documents, or (y) any note, bond, mortgage, indenture or material contract to which Merger Partner, Media Communications or Sub is a party, or by which Merger Partner, Media Communications or Sub may be bound, or to which Merger Partner, Media Communications or Sub or the properties or assets of any of them may be subject.

          (2) violate any judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Merger Partner or any of the Merger Partner Subsidiaries or any of their respective properties or assets where such violation would, individually or in the aggregate, have a Material Adverse Effect on Merger Partner. For purposes hereof, "Material Adverse Effect on Merger Partner" shall mean a material adverse effect on (a) the financial condition, business or results of operation of Merger Partner and its subsidiaries on a consolidated basis or (b) the ability of Merger Partner, Media Communications or Sub to consummate the transactions contemplated by this Agreement; provided, however, that such term shall not include any event, change in or effect upon the financial condition, business or results of operation or the ability of Merger Partner, Media Communications or Sub to consummate the transactions contemplated by this Agreement arising out of, attributable to or as a consequence of a change in the overall economy or a change in the industries in which Merger Partner principally operates.

     (b) Except for filings with and approvals of the transactions contemplated hereby by the FCC and the expiration of applicable waiting periods under the HSR Act, and other than notices, filings, authorizations, exemptions, consents or approvals, the failure of which to give or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body is necessary for the consummation by Merger Partner, Media Communications or Sub of the transactions contemplated by this Agreement.

     4.4  Litigation.  Neither Merger Partner, Media Communications nor Sub is a
          ----------
party to any pending or, to the Knowledge of Merger Partner threatened, claim, action, suit, investigation or proceeding which, if finally determined adversely, would have any material adverse effect on Merger Partner's, Media Communications' or Sub's ability to consummate the transactions contemplated by this Agreement.

     4.5  Brokers and Finders.  Except as set forth in Section 4.5 of the Merger
          -------------------
Partner Disclosure Schedule, neither Merger Partner, Media Communications nor Sub nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Merger Partner, Media Communications or Sub in connection with this Agreement or any of the transactions contemplated hereby. Any financial advisory fees, brokerage fees, commissions or finder's fees incurred by Merger Partner, Media Communications or Sub or any of their respective officers, directors or employees shall be paid by Merger Partner, Media Communications and Sub.

     4.6  FCC Qualification.  Based on  the Communications Laws as of the date
          -----------------
hereof, except as set forth in Section 4.6 of the Merger Partner Disclosure Schedule, Merger Partner, Media Communications and Sub are for purposes of obtaining the FCC Consent (as defined in Section 5.4 herein), legally, financially and otherwise qualified to acquire control of Company and, after due investigation, neither Merger Partner, Media Communications nor Sub is aware of any facts or circumstances relating to Merger Partner, Media Communications or Sub or any of is subsidiaries that might disqualify Merger Partner, Media Communications or Sub as a transferee of all governmental licenses, certificates, permits, and approvals required for the conduct of Company's business, or as owner and operator of Company's assets or otherwise might prevent or delay the prompt approval of this Agreement or the transactions contemplated hereby. The parties acknowledge that Merger Partner will include in the application seeking the FCC Consent (the "Transfer Application") (a) a request for FCC consent, pursuant to the "satellite exception" contained in Note 5 of Section 73.3555 of the FCC's rules, to permit continued operation of WNEG-TV, Toccoa, Georgia, as a satellite of WSPA-TV, Spartanburg, South Carolina, and to permit continued operation of KBSD-TV, Ensign, KBSH-TV, Hays, and KBSL-TV, Goodland, all Kansas, as satellites of KWCH-TV, Hutchinson, Kansas (the "Satellite Waiver Requests"), and (b) a request for FCC consent to waive Section 73.3555(d)(3) of the FCC's rules for a minimum of six months (or such longer period as the FCC may deem to be in the public interest) with respect to WSPA-TV, Spartanburg, South Carolina (the "WSPA Waiver Request"). Furthermore, with respect to WASV-TV, Asheville, North Carolina, for which Company provides more than 15% of the programming pursuant to a time brokerage agreement with Pappas Telecasting of the Carolinas dated March 22, 1996, as amended (the "LMA"), the parties acknowledge that Merger Partner also may be required by the FCC, pursuant to FCC rules effective as of November 16, 1999, to request FCC consent to waive Section 73.3555(d)(3) of the FCC's rules to permit continuation of the LMA pending the outcome of the FCC's 2004 biennial review (the "LMA Waiver Request"), and that, to the extent the LMA Waiver Request is required by the FCC, it may be submitted as an amendment to the Transfer Application but shall nevertheless be deemed part of the Transfer Application as if included originally with such Application.

     4.7  Merger Partner Ownership of Company Common Stock.  Merger Partner,
          ------------------------------------------------
Media Communications and Sub do not "own" and have not within the past three years "owned" (as such terms are defined in Section 35-2-218 of the SCBCA), and do not "beneficially own" (as such term is defined in Rule 13d-3 of the Exchange Act Rules) any outstanding shares of Company Common Stock.

     4.8  Interim Operations of Sub.  Sub was formed solely for the purpose of
          -------------------------
engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     4.9  Availability of Funds.  Merger Partner has, and will have as of the
          ---------------------
Closing Date, available sufficient cash, available lines of credit or other immediately available funds to enable it to consummate the transactions contemplated hereby.

     4.10 Limitations. Merger Partner, Media Communications and Sub acknowledge
          -----------
that they have not relied upon any express or implied, oral or written, information, warranty, guaranty, promise, statement or representation pertaining to Company, the Company Subsidiaries or the shares of Company Common Stock, except as expressly set forth in this Agreement and the other documents, instruments and certificates delivered pursuant hereto.

                                   ARTICLE 5

      CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; CERTAIN COVENANTS

     5.1  Access and Information.
          ----------------------

     (a) Subject to the restrictions contained in the Confidentiality Agreement (as defined herein) and subject to Sections 5.1(b) and 5.4(c), upon reasonable notice, Company will provide Merger Partner (and shall cause each of the Company Subsidiaries to) and its accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its and the Company Subsidiaries' properties, books, Tax Returns and other information concerning Taxes, contracts, commitments and records and shall permit them to consult with its and the Company Subsidiaries' respective officers, employees, auditors, actuaries, attorneys and agents; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Company or the Company Subsidiaries. As soon as available but in no event later than twenty (20) days after the close of each month ending between the date hereof and the Closing Date, Company will furnish to Merger Partner a consolidated unaudited comparative balance sheet and statement of income and expense for the month and year to date periods. All such statements shall be prepared in accordance with GAAP consistently applied (except for the absence of footnotes and subject to year-end adjustments) and shall fairly present the financial position and results of operations of Company as of and for the period indicated. Company shall furnish to Merger Partner any and all other information furnished to its Lenders, at the same time furnished to such Lenders by Company. All confidential information provided pursuant to this Section 5.1 will be subject to the Confidentiality Agreement dated as of October 6, 1999 (the "Confidentiality Agreement"), between Company and Merger Partner.

     (b) From and after the date of this Agreement, Company shall provide Merger Partner and its representatives with reasonable access to the employees of Company and the Company Subsidiaries in connection with the transactions contemplated by this Agreement and with respect to future employment or terms or conditions of employment of such employees; provided that Company shall have a right to have a representative present during any meeting with such employees.

     5.2  Conduct of Business Pending Merger.  From the date of this Agreement
          ----------------------------------
to the Effective Time, Company will and will cause the Company Subsidiaries to, except as expressly contemplated in Section 5.2 of the Company Disclosure Schedule and except as otherwise specifically consented to in writing by Merger
Partner:

     (a) Carry on their businesses in the ordinary course in substantially the same manner as previously conducted (provided that at or prior to the Effective Time, Company shall have divested the assets described in Section 5.2 of the Company Disclosure Schedule hereto; provided that such divestiture results in no liability or expenses, including without limitation, any Tax liability, to Merger Partner, Media Communications, Sub, Company or any Company Subsidiary);

     (b) Neither change nor amend their respective articles of incorporation or bylaws;

     (c) Other than pursuant to the exercise of employee stock options outstanding on the date hereof or options granted after the date hereof as described in Section 5.2(c) of the Company Disclosure Schedule, not issue, sell or grant shares of capital stock, options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of the Company or the Company Subsidiaries or rights or obligations convertible into or exchangeable for any shares of capital stock of the Company or the Company Subsidiaries and not make any changes (by split-up, stock dividend, combination, reorganization or otherwise) in the capital structure of Company or the Company Subsidiaries;

     (d) Use their reasonable efforts to preserve intact, and for the benefit of Merger Partner, the employees, the corporate existence, goodwill and business organization of Company and the Company Subsidiaries;

     (e) Not declare, set aside or pay any dividend or other distribution or payment (whether in cash, stock or property) in respect of shares of its capital stock owned by any person, other than in the ordinary course and consistent with past practices, but in any such case not to exceed an aggregate of $200,000 per fiscal quarter, or purchase, redeem or otherwise acquire any of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (f) Enter into any new contracts or agreements, or modify or amend any existing contracts or agreements, except for (i) time sales agreements for cash at the Stations' prevailing rates with a term not to exceed twelve months; or
(ii) contracts or agreements (other than employment agreements, as to which any new agreements or amendments shall require Merger Partner's consent) involving individually for any one contract or agreement amounts not in excess of $25,000, or, collectively for all such agreements or contracts, not in excess of $250,000;

     (g)  Not sell, assign, transfer or otherwise dispose of any assets, except
(1) in connection with the acquisition of equivalent replacement property, or
(2) pursuant to transactions not exceeding $50,000 in the aggregate;

     (h) Not create or assume any Lien on any of their respective properties or assets whether now owned or hereafter acquired that will not be discharged on or prior to the Closing Date;

     (i) Not take any action to institute any severance or termination pay practices with respect to any directors, officers or employees of Company or any Subsidiary or to increase the benefits payable under its severance or termination pay practices in effect on the date hereof and set forth in Section
3.11 of the Company Disclosure Schedule; will not increase the compensation payable, or to become payable, to employees except as required by existing written agreements disclosed in Section 3.10 of the Company Disclosure Schedule or increases in the ordinary course of business consistent with past practice not exceeding 5%, cumulatively, for any individual employee; will not amend any Company Employee Plan; will not adopt any pension benefit plan, welfare benefit plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangements or similar plan or arrangement;

     (j) Not enter into any transaction with any shareholder of Company, Affiliate of or immediate family members of such Shareholders other than such as will be completely discharged by the Closing Date without any cost or expense to Company, any Company Subsidiary or Merger Partner;

     (k) Not pay or award or agree to pay or award any pension, retirement allowance or other incentive awards or other employee benefit not required by this Agreement or any of the Company Employee Plans to any current or former director, officer or employee of Company or any Company Subsidiary; will not enter into any collective bargaining agreement covering any employees, through negotiations or otherwise, or make any commitments or incur any liability to any labor organization with respect to any employees; will not renew, terminate, waive or amend, except as may be required by applicable law, any collective bargaining agreement; will not voluntarily recognize any union or other entity as the collective bargaining representative for any of the employees of Company or any Company Subsidiary;

     (l) Maintain levels of inventory consistent with past practices and will continue to make operating, promotional, marketing and capital expenditures in accordance with the spending levels set forth in the budgets previously provided to Merger Partner;

     (m) Operate the Stations in conformity in all material respects with the FCC Licenses and Communications Laws and will cause the FCC licenses to remain in full force and effect; will file in a timely manner all material reports, replies and submissions required to be filed with the FCC or any other governmental agency, department or body in respect of the Stations, and all such documents will be complete and correct in all material respects and copies of each such document filed between the date hereof and the Closing Date shall be furnished to Merger Partner's legal counsel promptly after its filing; will, within 20 days of the end of each calendar quarter between the date hereof and the Closing Date, furnish Merger Partner's legal counsel with a copy of all documents and reports that the Stations place or are obligated to place in their files that are available for inspection by the public in accordance with FCC rules;

     (n) Maintain all material assets (or replacements thereof) of Company and any Company Subsidiary in their present condition, ordinary wear and tear excepted, and will maintain the existing insurance policies (or comparable replacement policies) of Company and each Company Subsidiary;

     (o) Broadcast the feature film and syndicated programming of the Stations in the usual manner consistent with past practices and no material change shall be made in the frequency or scheduling of such programming, except for immaterial changes made in the ordinary course of business consistent with past practices;

     (p) Not cancel or compromise any material claim or liability other than in the ordinary course of business;

     (q)  Not waive or release any rights having material value to Company;

     (r) Maintain Company's and each Company Subsidiary's books and records in accordance with past practices and will not revalue any of the Assets (whether tangible or intangible), or change any of its accounting records or practices, or change its depreciation or amortization policies or rates, as to all the foregoing, in any manner that could affect the Working Capital calculation called for by Section 1.5;

     (s) Incur any additional indebtedness of any nature, including without limitation, any swaps, collars, caps, hedges or other agreements relating to the fixing of interest rates on indebtedness, except for any such incurrence in the ordinary course of business pursuant to the revolving credit facility under the Credit Agreement, as to which the Company shall give Merger Partner prompt notice of such borrowing and such amounts shall be repaid in full at Closing; will not guarantee any indebtedness of another Person; will not issue any additional Contingent Rights; will not make any loans, advances or capital contributions to, investments in, any other Person, other than to Company or any Company Subsidiary;

     (t) Make any material tax election or settle or compromise any tax liability;

     (u) Make payment of all license fees due and payable under film and programming agreements at or prior to the Adjustment Time;

     (v) Continue to implement the plan referred to in Section 3.24 to address the Year 2000 Problem;

     (w) Not to transfer record ownership of any Company Common Stock on the books of Company without prior written notice to Merger Partner;

     (x) Not authorize any of, or commit or agree to take any of, the foregoing actions that Company has agreed not to take; and

     (y) Notwithstanding anything in this Agreement to the contrary, if any amounts are received by Company or any Company Subsidiary at or prior to the Effective Time in respect of the Brown Note or the cash surrender value of any life insurance policies, such amounts shall be kept as cash on hand of the Company and shall not be used or spent for any purposes, including, without limitation, paying any Company Indebtedness or Closing Liabilities, and, to the extent used or spent, such amounts shall not be included in the calculation of "Current Assets" for any purpose hereunder.

     5.3  Acquisition Proposals.  The Company and the Principal Shareholders, as
          ---------------------
applicable, will not, nor will they permit any of the Company Subsidiaries to, nor will they authorize or permit any officer, director, or employee, investment banker, attorney, accountant or other advisor or representative of, Company, the Principal Shareholders, or any of Company Subsidiaries to, directly or indirectly (i) solicit, initiate or encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Immediately after the execution and delivery of this Agreement, Company and the Principal Shareholders will, and will cause the Company Subsidiaries, and will use their reasonable best efforts to cause their affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents and representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal. "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement): (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Company or any Company Subsidiary (other than a reincorporating merger or a holding company merger that in either case results in the Shareholders of Company owning all of the equity interests in the surviving corporation and any reorganization that involves only the subsidiaries of Company); (x) any sale, exchange or other disposition of all or any substantial portion of the shares in Company by the Principal Shareholders, other than in accordance with the Voting Agreement; (y) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of transactions; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     5.4  FCC Approval.
          ------------

     (a)  Filing and Prosecution of Application.  Within ten (10) days after the
          -------------------------------------
execution of this Agreement, Merger Partner and Company shall prepare their respective sections of, and join in filing, the Transfer Application with the FCC requesting the FCC's written consent to the transfer of control of Company and Licensee Subsidiary (including the FCC Licenses) to Merger Partner, including grant of the Satellite Waiver Requests, the WSPA Waiver Request, and (to the extent required by the FCC) the LMA Waiver Request, all as described in Section 4.6 herein (collectively, the "FCC Consent"); provided, however, that to the extent the LMA Waiver Request is required by the FCC, it may be prepared and filed by Merger Partner subsequently as an amendment to the Transfer Application in accordance with Section 4.6 herein. Merger Partner and Company shall take all steps reasonably necessary to the expeditious prosecution of the Transfer Application to a favorable conclusion, using their commercially reasonable efforts throughout.

     (b)  Expenses.  Merger Partner and Company shall each pay one half of all
          --------
filing and other governmental fees in connection with the preparation of the applicable sections of the Transfer Application and in connection with the prosecution of such application, whether assessed on Merger Partner, Media Communications, Sub or Company.

     (c)  Control of Stations.  Until the Effective Time, Merger Partner shall
          -------------------
not, directly or indirectly, control, supervise, or direct the operation of any of the Stations, but such operation shall be the sole responsibility of Company. Pending the Effective Time, Merger Partner shall not represent that it is acting as agent or representative of Company in connection with the operation of any of the Stations or any personnel actions affecting any of the Station's employees.

     5.5  Consents.
          --------

     (a) Without limiting any obligations under Section 5.4 hereof, and subject to the last sentence of this Section 5.5(a), Company and Merger Partner will use commercially reasonable efforts and take any and all actions necessary to obtain the written consent or approval of each and every governmental authority and other regulatory body in form and substance reasonably satisfactory to Merger Partner the consent or approval of which shall be required in order to permit Merger Partner, Media Communications, Sub and Company to consummate the transactions contemplated by this Agreement (including all consents and approvals contemplated by Section 5.4 hereof). Company will use commercially reasonable efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Merger Partner, of each Person (other than a governmental authority or other regulatory body) whose consent or approval shall be required in order to permit Company to consummate the transactions contemplated by this Agreement, and to avoid any violation of, default under, conflict with or termination, cancellation or acceleration of any contract or agreement to which Company or any Company Subsidiary is a party, including those Consents described in Section 3.5 of the Company Disclosure Schedule. Merger Partner will use commercially reasonable efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Company, of each person (other than a governmental authority or other regulatory body) whose consent or approval shall be required in order to permit Merger Partner, Media Communications and Sub to consummate the transactions contemplated by this Agreement. Subject to express sections of this Agreement setting forth obligations of the parties which shall be controlling, each party hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this

Agreement. Notwithstanding anything to the contrary contained in this Agreement (including obligations to act commercially reasonably), Merger Partner shall not be required to accept or honor (nor shall Company be permitted to accept or honor except with Merger Partner's prior written consent) any conditions, changes, modification or addition to, or in connection with, any contracts, agreements, licenses, permits or other authorizations of Company or any Company Subsidiary, that may be imposed or required by the party from whom consent or approval is sought under this Agreement or in connection with the transactions contemplated hereby, other than those of an immaterial or ministerial nature.

     (b) Within twenty (20) days, after the execution of this Agreement, each party shall make all filings which are required under any applicable Antitrust Law and Merger Partner and Company each shall pay one half of all filing and other governmental fees relating thereto, whether assessed on Merger Partner, Media Communications, Sub or Company. Each party will furnish to the other such necessary information and reasonable assistance as it may request in connection with its preparation of such filings. Each party will supply the other with copies of all correspondence, filings or communications (or memorandum setting forth the substance thereof) between such party or its representatives and the Federal Trade Commission ("FTC"), the Antitrust Division of the United States Department of Justice ("DOJ") or any other governmental agency or authority (other than the FCC, which shall be governed by Section 5.4) or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. Merger Partner shall advise Company, and Company shall advise Merger Partner, promptly in respect of any understandings, undertakings or agreements (oral or written) which it proposes to make or enter into with the FTC, the DOJ or any other governmental authority (other than the FCC, which shall be governed by Section 5.4) in connection with the transactions contemplated hereby. If either Merger Partner or Company or any of their respective affiliates receives a request for additional information or documentary material from any such governmental authority with respect to the transactions contemplated by this Agreement, then such party shall use all commercially reasonably efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

     (c) For purposes of this Agreement, "Antitrust Laws" shall mean and include the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other U.S. Federal and state applicable statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or limitation of competition.

     (d) Each of the parties hereto agrees to defend vigorously against any actions, suits or proceedings in which such party is named as defendant which seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions, including, without limitation, by seeking to have any stay or temporary restraining order entered by a court or governmental authority or other regulatory body vacated or reversed.

     5.6  Further Assurances.  In case at any time after the Effective Time any
          ------------------
further action is necessary or desirable to carry out the purposes of this Agreement and subject to express provisions of this Agreement setting forth obligations of the parties which shall be controlling, each party to this Agreement shall take all such necessary action.

     5.7  Notice; Efforts to Remedy.  Each party hereto shall promptly give
          -------------------------
written notice to the other parties hereto upon becoming aware of the impending occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of such party contained in this Agreement and shall use all commercially reasonable efforts to prevent or promptly remedy the same. During the period from the date of this Agreement to the Effective Time, Company and Merger Partner each shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other Company shall report to Merger Partner on the general status of its ongoing operations.

     5.8  Proxy; Shareholder Approvals.
          ----------------------------

     (a) The Company shall cause the Special Meeting to be held immediately following the Company's Annual Meeting on or prior to January 19, 2000 for the purpose of voting on the adoption and approval of a resolution adopting and approving this Agreement and the Merger and the transactions contemplated hereby and thereby. In connection with the Special Meeting, Company will (i) use its reasonable best efforts to obtain the necessary approvals by the Shareholders of this Agreement, the Merger and the other transactions contemplated hereby and
(ii) otherwise comply with all applicable legal requirements applicable to the Special Meeting. The Principal Shareholders will, as provided for in the Voting Agreement (but subject to the limitations and conditions set forth therein), vote their shares in favor of the adoption and approval of the resolutions adopting and approving this Agreement and the Merger and the transactions contemplated hereby and thereby.

     (b) The Board of Directors of the Company shall unanimously and unconditionally recommend to the Shareholders the adoption and approval of this Agreement and the Merger and the transactions contemplated hereby and thereby and, to the fullest extent consistent with its fiduciary duties, shall not withdraw, modify or amend such recommendation.

     (c) The Company will prepare a proxy statement soliciting the vote of the holders of Company Common Stock to adopt and approve a resolution adopting and approving this Agreement and the Merger and the transactions contemplated hereby and thereby (together with any amendments or supplements thereto, the "Proxy Statement"). The Company will provide Merger Partner with a reasonable opportunity (but in no event less than five (5) days) to review and comment on the Proxy Statement (including amendments and supplements) and such Proxy Statement shall be in form and substance reasonably satisfactory to Merger Partner. The Company will cause the Proxy Statement to be prepared so as to allow Merger Partner sufficient time to review the Proxy Statement as set forth in the previous sentences and to cause the Proxy Statement to be mailed to its shareholders in sufficient time to allow the Special Meeting to be held at the time specified above.

     (d) The Proxy Statement shall include the unanimous and unconditional recommendation of the Board of Directors of the Company to the Shareholders that they vote in favor of the adoption and approval of this Agreement and the Merger and the transactions contemplated hereby and thereby, except to the extent such recommendation may be withdrawn in connection with the exercise by the Board of Directors of the Company of its fiduciary duties pursuant to Section 5.8(b) hereof. No amendment or supplement to the Proxy Statement will be made without the approval of each of Company and the Merger Partner, which approval shall not be unreasonably withheld or delayed. Each of Company and the Merger Partner shall promptly notify the other of the issuance of any stop order, suit, action or other legal or administrative proceeding issued or commenced in connection with the Merger or the Proxy Statement. The Company hereby covenants and agrees that the information included in the Proxy Statement shall not (i) at the time the Proxy Statement is first mailed to the Shareholders, (ii) at the time any amendment or supplement thereto is first mailed to the Shareholders, and (iii) at the time of the Special Meeting contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time, any event or circumstances relating to Company, this Agreement or the Merger should arise or be discovered by Company that should, in the reasonable judgment of counsel for Merger Partner or Company, be set forth in an amendment or a supplement to the Proxy Statement, Company shall promptly inform the Merger Partner thereof and so amend or supplement the Proxy Statement and cause such amended or supplemental Proxy Statement to be timely mailed to its shareholders.

     5.9  Expenses.  Except as otherwise provided in this Agreement, each party
          --------
hereto shall pay its own expenses incident to preparing for, entering into, and carrying out this Agreement and to consummating the Merger.

     5.10 Press Releases; Filings.  Without the consent of the other parties,
          -----------------------
none of the parties shall issue any press release or make any public announcement with regard to this Agreement or the Merger or any of the transactions contemplated hereby or thereby; provided, however, that nothing in this Section 5.10 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system.

     5.11 Employee Benefits.
          -----------------

     (a) From and after the Effective Time, the Surviving Corporation shall honor all existing obligations and commitments under Company Employee Plans, in each case in accordance with their terms as in effect at the Effective Time, provided that nothing herein shall prohibit the Surviving Corporation from terminating the Company Employee Plans at any time in accordance with their terms and applicable law.

     (b) After the Effective Time, Merger Partner shall cause the Surviving Corporation to provide employee benefits to its employees (by means of the Company Employee Plans or otherwise) which are, in the aggregate, comparable to those employee benefits provided to employees employed in comparable positions by the Merger Partner and its subsidiaries. For each employee of Company or Company Subsidiary employed on the Effective Time, Merger Partner shall cause the Surviving Corporation (i) for purposes of eligibility to participate in and vesting under all such employee benefits (but in no case for benefit accrual under any defined benefit plan or post-termination welfare benefit), to provide credit for service rendered by the employee to Company, any Company Subsidiary and any predecessor to any of them to the same extent as are provided under the comparable Company Employee Plans as of the Effective Time, and (ii) for purposes of providing group health plan benefits to any employee covered by a Company Benefit Plan as of the Effective Time, to waive any preexisting condition and waiting periods and to provide such group health benefits as of the Effective Time without the application of any eligibility period for coverage.

     (c) Prior to the Effective Time, Company and Company Subsidiaries shall take any and all action necessary or appropriate to terminate no later than the Effective Time any Company Employee Plan which includes a cash or deferred arrangement tax-qualified under Code Section 401(k).

     (d) Company and Company Subsidiaries shall (i) obtain the written, irrevocable resignations of any employee of Company and/or Company Subsidiary who is identified in the Preliminary List and the Revised List, which resignations shall be effective as of the Effective Time, (ii) discharge in full on or prior to the Effective Time any and all liabilities owed by Company and Company Subsidiaries to such employees (including but not limited to, any liability for stay bonus, severance pay, or deferred compensation benefits), other than any liabilities to provide future benefits to such employees under any tax-qualified Company Employee Plan or under ERISA Section 601, and (iii) obtain from such employees a general release of any and all claims, including but not limited to any claims under the Age Discrimination in Employment Act, that such employees may have with respect to their employment with Company and/or Company Subsidiaries through the Effective Date which general release shall be irrevocable as of the Effective Date and shall be in a form reasonably acceptable to the Merger Partner. Merger Partner shall, no later than thirty
(30) days after the date hereof, provide Company with the Preliminary List and the Additional List and, no later than fifteen (15) days after the date of the Preliminary List and the Additional List, the Revised List. For purposes hereof, the "Preliminary List" shall be a list prepared by Merger Partner in its sole discretion setting forth the names of employees of Company and/or Company Subsidiaries to which the provisions of the first sentence of this Section 5.11(d) shall apply; the "Additional List" shall be a list prepared by Merger Partner in its sole discretion setting forth the names of employees of Company and/or Company Subsidiaries; and the "Revised List" shall be a list prepared by Merger Partner in its sole discretion setting forth the names of employees of Company and/or Company Subsidiaries identified in the Additional List to which the provisions of the first sentence of this Section 5.11(d) shall apply.

     (e) Prior to the Effective Time, Company and Company Subsidiaries shall take any and all action necessary or appropriate (i) to terminate no later than the Effective Time the Spartan Communications, Inc. Supplemental Executive Retirement Plan (the "SERP"), (ii) to pay all liabilities accrued for the benefit of the participants under the SERP (whether or not actively employed by the Company or Company Subsidiary or currently entitled to a benefit payment under the SERP) and under any arrangement directly related to the SERP (including, but not limited to, any promised adjustment for taxes) (the "Supplemental Tax"), and (iii) to obtain from each SERP participant a receipt and release of any and all claims that such participant may have with respect to the SERP and Supplemental Tax.

     (f) This Section 5.11 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person, including without limitation, any current, former or retired employees of Company or any Company Subsidiary or spouse or dependents of such Persons.

     5.12 1999 Financial Statements.  Company shall, as soon as practicable,
          -------------------------
but in any event no later than 15 Business Days after the date hereof, deliver to Merger Partner the audited consolidated balance sheet of Company as of September 26, 1999 and the related statements of income, retained earnings and cash flow, including footnotes, for the year ended on September 26, 1999 (the "1999 Audited Financial Statements"). Except as set forth in Section 5.12 of the Company Disclosure Schedule, the 1999 Audited Financial Statements (i) will be prepared in accordance with GAAP consistently applied by Company throughout the periods indicated, (ii) will be prepared from, and will be in accordance with, the books and records of Company, and (iii) will fairly present in all material respects the consolidated financial position of Company as of the date of the balance sheet included in the 1999 Audited Financial Statements, and the cash flows and results of operations for the respective periods indicated. The 1999 Audited Financial Statements shall not differ from the Draft 1999 Financial Statements in any material respect.

     5.13 Tax Matters.
          -----------

     (a)  Tax Return Preparation.  Company shall be responsible for the
          ----------------------
preparation and filing of, and the payment of Taxes with respect to, all Tax Returns of Company and the Company Subsidiaries that are required to be filed on or prior to the Closing Date; provided, however, that in preparing such Tax Returns, Company shall consult with Merger Partner in good faith and shall provide Merger Partner with drafts of such Tax Returns (together with the relevant back-up information) for review and consent by Merger Partner, which consent shall not be unreasonably withheld, at least 20 days prior to filing. All such Tax Returns shall be prepared and filed in a manner consistent with past practice of Company and the Company Subsidiaries.

     (b)  Retention of Records.  From and after the date hereof, Company shall
          --------------------
retain all Tax Returns and all books, records and other information relating to any Tax or Tax Return of Company and the Company Subsidiaries and shall abide by all record retention agreements entered into with any taxing authority.

     (c)  Tax Clearance Certificates.  The Company shall use commercially
          --------------------------
reasonable efforts to obtain Tax clearance certificates or similar documents, to the extent available, issued by the taxing authorities in each state in which Company and the Company Subsidiaries are subject to Tax certifying that Company and the Company Subsidiaries have paid all Taxes that are due and payable as of a date as close as possible to the Closing Date.

     5.14 Discharge of Debt; Releases.
          ---------------------------

     (a) Concurrent with the Closing hereunder, subject to satisfaction of the terms of this Section 5.14, Merger Partner shall make available to Company sufficient funds to pay to the appropriate lenders the amounts specified by such lenders in "pay-off" letters delivered by such lenders to Company and Merger Partner prior to the Closing, and Company and the Principal Shareholders will cooperate in causing Company to pay such amounts to the appropriate lenders.

     (b) Concurrent with the Closing hereunder, conditioned solely upon receipt by the lenders of the payment referred to in Section 5.14(a) above, Company shall use commercially reasonable efforts to cause to be delivered to Merger Partner, an agreement from the Company's and the Company Subsidiaries' lenders (other than the holders of Subordinated Notes), in form and substance reasonably satisfactory to Merger
Partner: (i) terminating as to Company and each Company Subsidiary all applicable credit agreements, purchase agreements, security agreements and all other agreements or instruments relating to the indebtedness referred to in
Section 1.5(c)(4); (ii) terminating any security interests, mortgages or other Liens; and (iii) releasing Media General, Merger Partner and Sub and their affiliates, the Company and each Company Subsidiary from any claim, liability, damage, cost, expense or other obligations under or in respect of any such indebtedness, any of the agreements referred to in clause (i) of this Section 5.14(b) or otherwise related to or arising out of any of the transactions contemplated thereby (the "Senior Lender Releases").

     (c) No later than five (5) days after the date hereof, Company shall cause to be delivered to Merger Partner the Contingent Rights Agreement, duly executed by each of the holders of Contingent Rights, and the Subordinated Notes Agreement, duly executed by each of the holders of Subordinated Notes, respectively. Company shall take all actions necessary to cause such Contingent Rights Agreement and Subordinated Notes Agreement to remain in full force and effect through Closing, and shall not (i) take any action which would cause such Contingent Rights Agreement and Subordinated Notes Agreement not to be in full force and effect or (ii) amend, modify, supplement or otherwise change such Contingent Rights Agreement and Subordinated Notes Agreement or grant any consents pursuant thereto or (iii) waive any rights of Company or any Company Subsidiary thereunder.

     (d) Concurrent with the Closing hereunder, conditioned solely upon delivery by Merger Partner of the appropriate portion of the Closing Merger Consideration to Paying Agent, as contemplated hereunder, Company shall cause the Principal Shareholders to, and the Principal Shareholders shall, deliver to Merger Partner releases, in the form attached hereto Exhibit 5.14(d). The Company shall use its commercially reasonable efforts to obtain similar releases from all other Shareholders of the Company, other than the Principal Shareholders, at or prior to the Closing. The releases referred to in this subparagraph (d), the "Shareholder Releases."

     (e) Concurrent with the Closing hereunder, conditioned solely upon Merger Partner making available to Company sufficient funds causing the Company to pay to the appropriate parties the amounts referred to in Section 1.5(c)(v)(1), Company shall cause to be delivered to Merger Partner, agreements from financial advisors, investment bankers and brokers, in form and substance reasonably satisfactory to Merger Partner, acknowledging and agreeing that, upon receipt of the amounts referred to in Section 1.5(c)(v)(1) due to such party, such party will have been paid all amounts with respect to the fees and expenses of such party then due and owing to such party.

     5.15 Environmental Reports; Title Searches and UCC Searches.  From and
          ------------------------------------------------------
after the date of this Agreement, Merger Partner may obtain, at Merger Partner's expense, (i) environmental audits with respect to such parcels of the Real Property as Merger Partner may determine; (ii) title insurance commitments and surveys with respect to such parcels of the Real Property as Merger Partner may determine; and (iii) UCC, tax and judgment lien searches with respect to Company and each Company Subsidiary in such jurisdiction as Merger Partner determines are necessary or appropriate. Company and each Company Subsidiary will (x) comply with any reasonable request for information made by Merger Partner and agents in connection with the foregoing; (y) cooperate in having any existing title insurance policies or surveys updated for the benefit of Company and Merger Partner; and (z) afford Merger Partner and its agents access to all operations of Company and the Company Subsidiaries, including without limitation, all areas of the Real Property, at reasonable times and in a reasonable manner in connection with the foregoing.

     5.16 Takeover Statutes.  If any "fair price," "moratorium," "control share
          -----------------
acquisition," "business combination," "shareholder protection" or similar antitakeover statute or regulation enacted under state or Federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of Company, the Principal Shareholders, Merger Partner and the Board of Directors of each of Company and Merger Partner shall grant such approvals and take such commercially reasonable actions as are within their authority and consistent with their fiduciary obligations to shareholders as determined in good faith by such Board of Directors so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts, subject to such fiduciary duties, to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

     5.17 Indemnification of Officers and Directors.
          -----------------------------------------

     (a) For the period set forth herein, the Surviving Corporation shall provide with respect to each present or former director and officer of Company and the Company Subsidiaries (an "Indemnified Person"), the insurance protection described herein on the terms and subject to the conditions set forth herein.

     (b) Immediately following the Effective Time, the Surviving Corporation shall cause to be in effect, to the extent available, the current policies of directors' and officers' liability insurance maintained by Company or any Company Subsidiary (or, to the extent available, policies substituted therefor which provide for at least the same coverage and amounts and contain terms and conditions which in the aggregate are not materially less advantageous to the Indemnified Persons as a group than such policies in effect immediately prior to the Merger) with respect to claims arising from facts or events which occurred at or before the Effective Time. Company shall maintain such coverage for a period of seven (7) years from the Effective Time. Notwithstanding the foregoing, Company and the Company Subsidiaries in the aggregate shall not be required to pay more than $77,122.50 annually (the "Annual Premium Cap") as premiums for any insurance coverage maintained pursuant to this Section 5.17 and, if such amount cannot purchase insurance coverage which satisfies the requirements of this Section 5.17 for any annual period ending on or before the seventh anniversary of the Effective Time, the Surviving Corporation shall provide the Shareholders' Representative with prompt written notice thereof, and, thereafter, the Indemnified Persons may make payment, prior to the date premiums are due in respect of such annual period, to the Company of an amount equal to the amount of premiums, in excess of the Annual Premium Cap, which must be paid in order to purchase insurance coverage which satisfies the requirements of this Section 5.17 in respect of such annual period, which Company shall use to pay premiums to purchase such insurance coverage. Notwithstanding anything to the contrary contained herein, Company shall have satisfied the requirements of the first sentence of this Section 5.17(a) to the extent it purchases the maximum amount and coverage of insurance, to the extent available, which may be purchased annually for an amount equal to the Annual Premium Cap.

     (c) This Section 5.17 shall survive the Closing and is intended to benefit Company, the Surviving Corporation and each of the Indemnified Persons and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 5.17 against the Surviving Corporation) and shall be binding on all successors and assigns of the Surviving Corporation. It is understood and agreed by each Indemnified Person that notwithstanding anything herein, in the SCBCA, the Articles of Incorporation or By-laws of the Company or any Company Subsidiary or otherwise, neither Merger Partner, Company, any Company Subsidiary or any of their Affiliates shall have any indemnification obligation to such Indemnified Person other than with respect to providing the insurance referred to herein.

     (d) Company and Company Subsidiaries shall maintain in full force and effect through and until the Effective Time (i) all policies of directors' and officers' liability insurance maintained by Company or any Company Subsidiary as of the date hereof and (ii) all rights of any current or former officers or directors of Company or any Company Subsidiary to indemnification, to be held harmless and to advancement and reimbursement of expenses pursuant to the Articles of Incorporation or Bylaws of Company or any Company Subsidiary or otherwise as in effect as of the date hereof.

     5.18 FCC Qualification. Prior to the Closing, Merger Partner shall not
          -----------------
intentionally take any action which would cause Merger Partner, Media Communications or Sub not to be legally, financially and otherwise qualified under Communications Laws as of the date hereof to acquire control of the Company.

     5.19 LMA and Purchase Option.  Company shall, and shall cause each of the
          -----------------------
Company Subsidiaries to, take all actions necessary to cause the LMA and Purchase Option to remain in full force and effect (including, without limitation, the payment of any amounts required to be paid by Company or any Company Subsidiary thereunder). Company shall not, and shall not cause or permit any Company Subsidiary to, take any action which would cause the LMA and Purchase Option not to remain in full force and effect or which would amend, modify, supplement or otherwise change the LMA or Purchase Option or waive any rights of Company or any Company Subsidiary thereunder. Company shall not give any Notice of Closing (as defined in the Purchase Option) without the prior written consent of Merger Partner.

     5.20 Transfers of Securities.  Notwithstanding anything to the contrary
          -----------------------
contained herein, from and after the date of the Stockholder List (as herein defined), Company shall not transfer record ownership of any shares of Company Common Stock, Company Stock Options or Contingent Rights.

     5.21 Life Insurance Policies.  Following the Effective Time, the Surviving
          -----------------------
Corporation shall use commercially reasonable efforts to surrender, by the date of the Final Closing Statement, the life insurance policies included in the calculation of Current Assets for purposes of the Preliminary Closing Statement for the cash surrender value thereof.

     5.22 Update of the Company Disclosure Schedule.  Notwithstanding any other
          -----------------------------------------
provision of this Agreement to the contrary, not less than five (5) Business Days prior to the date scheduled for Closing, Company shall deliver to Merger Partner a copy of the Company Disclosure Schedule, which shall have been updated and marked to show any changes thereto arising as a result of changes in the facts, matters, events or circumstances to be disclosed therein arising out of, and related to, the period after the date hereof, which must be reflected therein in order to make the representations and warranties contained in this Agreement true and complete as of the date of such delivery (the "Revised Company Disclosure Schedule"). From and after the date of such delivery, the Company Disclosure Schedule shall be amended and restated in its entirety as the Revised Company Disclosure Schedule, and, except as otherwise provided herein, all references to the Company Disclosure Schedule shall mean the Revised Company Disclosure Schedule, except as otherwise provided herein.

     5.23 Notices.  Company shall give Merger Partner prompt written notice of
          -------
any claim by a party requested to deliver a release, termination or other document pursuant to Section 5.14 hereof that any such release, termination or other document, once executed by such party, is not in full force or effect. Company shall give Merger Partner prior written notice of any transfer of record ownership of any Subordinated Notes or any Contingent Rights.

     5.24 Tax Information.  Company shall deliver to Merger Partner no later
          ---------------
than 60 days after the date hereof information as of the end of the most recently concluded taxable year of Company and the Company Subsidiaries regarding: (i) the Tax basis of the assets of Company and the Company Subsidiaries, containing depreciation and amortization schedules relating to such assets, (ii) the Tax basis in the stock of each of the Company Subsidiaries, and (iii) the earnings and profits, net operating loss carryovers (and any limitations applicable thereto), and other Tax attributes and carryover items of Company and each Company Subsidiary. All such information shall be true, accurate and complete as of the date of delivery and as of the Closing.

     5.25 Retransmission Consents. Company shall, and shall cause each Company
          -----------------------
Subsidiary to, use commercially reasonable efforts to renew each retransmission consent agreement to which it is a party, on terms which are not materially more adverse to Company or such Company Subsidiary, as applicable, than such retransmission consent agreement as in effect on the date hereof. Company shall not, and shall cause each Company Subsidiary not to, renew any retransmission consent agreement to which it is a party on terms which are materially more adverse to Company or such Company Subsidiary, without the consent of Merger Partner, such consent not to be unreasonably withheld.

                                   ARTICLE 6

                        CONDITIONS PRECEDENT TO MERGER

     6.1  Conditions to Each Party's Obligations.  The respective obligations of
          --------------------------------------
Company, Merger Partner, Media Communications and Sub to effect the Merger shall be subject to the satisfaction (or to the extent permitted by law, waiver) on or prior to the Closing Date of each of the following conditions, but subject to the provisions of Section 8.2(b) hereof:

     (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least two-thirds (2/3rds) of the outstanding shares of Company Common Stock.

     (b) The FCC shall have granted the FCC Consent as defined in Section 5.4 hereof without the imposition of any condition materially adverse to Company, its shareholders, Merger Partner, Media Communications or Sub (or any of their affiliates) (provided that the party burdened by such condition shall have the right to waive this condition precedent in respect of such adverse condition without the consent of any party not burdened by such conditions) and such FCC Consent shall have become a Final Order. "Final Order" means action of the FCC which is no longer subject to reconsideration or court review under the provisions of the Communications Laws and with respect to which no timely filed request for administrative or judicial review or stay is pending and as to which the time for filing any such request, or for the FCC to set aside the action on its own motion, has expired. All other consents, authorizations, orders and approvals of (or filings or registration with) any governmental authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent consummation of the Merger or have a Company Material Adverse Effect or a Material Adverse Effect on Merger Partner, shall have been obtained without the imposition of any condition having a Company Material Adverse Effect or a Material Adverse Effect on Merger Partner.

     (c) Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act without the imposition of any condition materially adverse to Company, its shareholders, Merger Partner, Media Communications or Sub (or any of their affiliates) (provided that the party burdened by such condition shall have the right to waive this condition precedent in respect of such adverse condition without the consent of any party not burdened by such conditions).

     (d) No governmental authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement.

     6.2  Conditions to Obligations of Company.  The obligations of Company to
          ------------------------------------
effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Company, but subject to the provisions of Section 8.2(b) hereof:

     (a) The representations and warranties of Merger Partner, Media Communications and Sub set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations shall be true and correct in all material respects as of such earlier date) as though made at and as of the Closing Date.

     (b) Merger Partner, Media Communications and Sub each shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

     (c) Merger Partner shall furnish Company with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a) and (b).

     (d) Company shall have received the signed opinion of George L. Mahoney, Esquire, General Counsel to Merger Partner, substantially in the form of Exhibit
6.2 hereto.

     6.3  Conditions to Obligations of Merger Partner, Media Communications and
          ---------------------------------------------------------------------
Sub.  The obligations of Merger Partner, Media Communications and Sub to effect
---
the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Merger Partner, but subject to the provisions of Section 8.2(b) hereof:

     (a) The representations and warranties of Company set forth in Sections 3.2, 3.3, 3.4 and 3.19 and all of the representations and warranties of the Principal Shareholders set forth in this Agreement (which, for purposes hereof, shall be deemed to include the Original Company Disclosure Schedule (as herein defined) and not the Revised Company Disclosure Schedule) shall be true and correct in all material respects as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects and as of such earlier date). All other representations and warranties of Company set forth in this Agreement (which, for purposes hereof, shall be deemed to include the Original Company Disclosure Schedule and not the Revised Company Disclosure Schedule) shall be true and correct as of the Closing Date, as though made on the Closing Date, except (1) to the extent any such representation or warranty expressly relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date, subject to clause (3) below; (2) for changes in the accuracy of such representations or warranties that result from actions which are expressly permitted by this Agreement; or (3) any inaccuracy in the representations and warranties that, individually or in the aggregate (and without regard to any materiality qualifiers contained therein) are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, "Company Material Adverse Effect" shall mean any change or effect (or any development that, insofar as is reasonably likely to result in any change or effect) that is materially adverse to the business, properties, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries on a consolidated basis; provided that any change, effect or development shall not be deemed a Company Material Adverse Effect if such change or effect is primarily the result of a change in the overall economy or the television broadcasting industry generally.

     (b) Company and Principal Shareholders shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

     (c) Company and Principal Shareholders shall furnish Merger Partner with a certificate of its appropriate officers (in the case of Company) and the Principal Shareholders as to compliance with the conditions set forth in Sections 6.3(a) and (b).

     (d) The Company shall have delivered to Merger Partner the Subordinated Notes Agreement and the Contingent Rights Agreement, which shall be in the forms of Exhibits 3.5(c)(1) and 3.5(c)(2), respectively, and such agreements shall be in full force and effect and neither Company nor any Company Subsidiary shall have waived any rights, or consented to any action thereunder.

     (e) The consents and approvals set forth in Section 6.3(e) of the Company Disclosure Schedule hereto shall have been obtained, in form and substance consistent with Section 5.5 and otherwise reasonably satisfactory to Merger Partner, without any conditions (on Company, any Company Subsidiary, Merger Partner, Sub or any of their affiliates), changes, modifications, or additions to the underlying contract, agreement, license, permit or other authorizations for which consent or approval was sought other than those of an immaterial or ministerial nature.

     (f)  The Company shall have delivered to Merger Partner the following:

          (1) at least five business days prior to Closing, a complete and accurate list of all Shareholders of the Company, all holders of Contingent Rights and all holders of Company Stock Options, as of such date and the number of shares owned by each of them or to which they are entitled (or, in the case of Company Stock Options, the number of shares to which they would be entitled upon exercise of such options) (the "Stockholder List");

          (2) the minute books, stock certificates books and seals of Company and each Company Subsidiary;

          (3) a certificate of the Secretary of the Company, dated the Closing Date, certifying (1) that the Board of Directors' resolutions as attached to such certificate, were duly adopted by the Board of Directors and shareholders of the Company, authorizing and approving the execution, delivery and performance of this Agreement by Company and the Shareholder resolutions as attached to such certificate, were duly adopted by the Shareholders of the Company, authorizing and approving the Merger, and that such Board of Directors' and Shareholders' resolutions remain in full force and effect; and (2) the articles of incorporation and by-laws attached to the certificate are true and correct copies of such documents as of the Closing;

          (4) a signed opinion of King & Spalding, counsel to the Company and the Principal Shareholders, substantially in the form of Exhibit 6.3(g)(4)(A) hereto; a signed opinion of Holcombe, Bomar, Gunn & Bradford, P.A., special South Carolina counsel to Company and the Principal Shareholders, substantially in the form of Exhibit 6.3(g)(4)(B) hereto; and a signed opinion of Covington & Burling, special FCC counsel to the Company, substantially in the form of
Exhibit 6.3(g)(4)(C) hereto;

          (5) the resignations dated on or before the Closing Date, of each director and officer of the Company and each Company Subsidiary (which resignations shall include an acknowledgment by the person executing such resignation of the provisions of Section 5.17 hereof); an acknowledgement by any former officer or director entitled to the provisions of Section 5.17 hereof of the provisions of Section 5.17;

          (6) the releases, terminations and other documents to be delivered by Company (or which Company is to cause to be delivered) pursuant to Section 5.14 hereof, in form and substance as required under Section 5.14 and the Senior Lender Releases from each of the Company's and the Company's Subsidiaries' lenders (other than the holders of Subordinated Notes), duly executed by such lenders, all of which shall be in full force and effect and with respect to which neither Company, any Company Subsidiary, Merger Partner, Media Communications nor Sub has received notice from any party thereto to the contrary;

          (7) the documents contemplated in Section 1.5(b) and Section 5.11(d); and

          (8) any other documents or instruments to be delivered by Company, any Company Subsidiary or Principal Shareholders hereunder at or prior to the Closing Date.

     (g) Between the date of this Agreement and the Closing Date, there shall have been no Company Material Adverse Effect.

     (h) No suit, action or other legal or administrative proceeding by any governmental entity or other Person (excluding any actions brought by any Stockholder of Merger Partner or its Affiliates) shall have been instituted and shall be pending on the Closing Date, which (i) questions the validity or legality of the transactions contemplated hereby; or (ii) seeks material damages against Merger Partner (or its affiliates), the Company or any Company Subsidiary.

     (i) The holders of record of Company Common Stock, Contingent Rights and Company Stock Options as of the Closing Date shall be as set forth in the certificate delivered pursuant to section 6.3(g)(i).

     (j) The Brown Note shall have been repaid in full prior to, or concurrently with, the Closing, and Merger Partner shall have been provided with evidence, reasonably satisfactory to Merger Partner, of such repayment.

     (k) The Company and Merger Partner shall have received Shareholder Releases from the Principal Shareholders, duly executed by the Shareholders delivering such Shareholder Releases, all of which shall be in full force and effect and with respect to which neither Company, any Company Subsidiary, Merger Partner, Media Communications nor Sub has received notice from any party thereto to the contrary and a certificate of an officer of the Company certifying that the condition set forth in this Section 6.3(k) has been satisfied.

     (l) Holders of no more than 10% of the outstanding Company Common Stock shall have exercised dissenters' rights pursuant to Title 33, Chapter 13 of the South Carolina Business Corporation Act in connection with the execution, delivery and performance of this Agreement by Company or the Merger.

     (m) All facts, matters, events, circumstances or changes set forth in the Revised Company Disclosure Schedule that changed from, or were not included in the facts, matters, events, circumstances or changes set forth in the Company Disclosure Schedule as delivered on the date hereof (such Company Disclosure Schedule delivered on the date hereof, the "Original Company Disclosure Schedule") shall not, in the reasonable determination of Merger Partner, be reasonably likely to result in aggregate liability to Company and the Company Subsidiaries of $5 million or more.

                                   ARTICLE 7

                                INDEMNIFICATION

     7.1  Survival.  All representations, warranties, covenants and agreements
          --------
made by any party in this Agreement or in documents and instruments delivered pursuant hereto shall survive the Closing, but all claims made by virtue of such representations, warranties, covenants and agreements shall be made under, and subject to the limitations set forth in this Article 7.

     7.2  Indemnification.
          ---------------

     (a)  Indemnification by Merger Partner, Media Communications and Sub.
          ---------------------------------------------------------------
Subject to the limitations, conditions and provisions set forth herein, from and after the Closing, Merger Partner, Media Communications and Sub shall indemnify, defend and hold each Shareholder and each Person who immediately prior to the Effective Time was a holder of Contingent Rights (a "Shareholder Indemnified Party") harmless from, against and in respect of any and all loss, damage, claim, obligation, cost, liability, expense, interest and penalty (including, without limitation, reasonable expenses of investigation, preparation, defense against, or prosecution of any litigation, claim, proceeding or demand) and reasonable attorney's fees and expenses in connection with any action, suit or proceeding brought against a Shareholder Indemnified Party) of any kind or character ("Damages") suffered or incurred by a Shareholder Indemnified Party (other than consequential or punitive damages) arising out of or in connection with any of the following:

          (i) any breach of a representation or warranty by Merger Partner, Media Communications or Sub contained herein, or in any certificate or instrument delivered pursuant hereto or thereto;

          (ii) failure of Merger Partner, Media Communications or Sub to fulfill, perform or observe any covenant, agreement or obligation of such party contained herein to be fulfilled, performed or observed by it; or

          (iii) the waiver by Merger Partner, Media Communications and Sub of the condition set forth in Section 6.3(e).

     (b)  Indemnification of Merger Partner, Media Communications and Sub.
          ---------------------------------------------------------------
Subject to the limitations, conditions and provisions set forth herein from and after the Closing, the Shareholders, holders of Contingent Rights and holders of Company Stock Options (the "Shareholder Indemnifying Parties") shall indemnify, defend and hold Merger Partner, Media Communications, Sub, Company and each Company Subsidiary and each of their respective successors, assigns and affiliates and each officer and director thereof (a "Merger Partner Indemnified Party") harmless from, against and in respect of any and all Damages (other than consequential or punitive damages) suffered or incurred by a Merger Partner Indemnified Party arising out of or in connection with any of the following:

          (i) any breach of a representation or warranty by Company contained herein or in any certificate or instrument delivered pursuant hereto or thereto; or

          (ii) any failure of Company to fulfill, perform or observe any covenant, agreement or obligation of such party contained herein to be fulfilled, performed or observed by it.

     (c)  Indemnification by Principal Shareholders.  Subject to the
          -----------------------------------------
limitations, conditions and provisions set forth herein, from and after the Closing, each Principal Shareholder, with respect to such Shareholder only and no other Principal Shareholder, shall indemnify, defend and hold each Merger Partner Indemnified Party harmless from, against and in respect of any and all Damages (other than consequential or punitive damages) suffered or incurred by a Merger Partner Indemnified Party arising out of or in connection with any of the following:

          (i) any breach of a representation or warranty by a Principal Shareholder contained herein or in any certificate or instrument delivered pursuant hereto or thereto; or

          (ii) failure of Principal Shareholder to fulfill, perform or observe any covenant, agreement or obligation of such party contained herein; or

          (iii) any action taken or omitted by Merger Partner, Media Communications, Sub or any other Person in reliance upon instructions from, notice given by, or decisions, actions or omissions taken by, Shareholders' Representative.

     (d)  [Intentionally omitted]

     (e) In order for any Shareholder Indemnified Party or Merger Partner Indemnified Party to be entitled to any indemnification provided for under this
Article 7 in respect of, arising out of or involving a claim made by or against any person other than Merger Partner, Media Communications, Sub, Company or any Shareholder, Principal Shareholder or their respective successors, assigns or affiliates (a "Third Party Claim") against such indemnified party, such indemnified party must notify the indemnifying party in writing of the Third Party Claim within ten (10) days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure of any indemnified party to give notice as provided in this Section 7(e) shall not relieve an indemnifying party of its obligations hereunder unless it actually has been prejudiced by such failure to give notice. Thereafter, the indemnified party shall deliver to the indemnifying party, as promptly as practicable and, in any event, within ten (10) days after such indemnified party's receipt thereof, copies of all notices and other documents relating to the Third Party Claim.

          (1) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense or prosecution thereof and, if it so chooses within ten (10) days after receipt of notice of the Third Party Claim, to assume or cause the assumption of the defense or prosecution thereof at the indemnifying party's cost and expense with counsel selected by the indemnifying party and reasonably acceptable to the indemnified party. Should the indemnifying party elect to assume or cause the assumption of the defense or prosecution of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense or prosecution thereof unless the indemnifying party has agreed in writing to pay such fees and expenses or, in the reasonable judgment of the indemnified party, a conflict of interest between the indemnified party and the indemnifying party exists with respect to such claim; provided that in such event the indemnifying party shall only be liable to the indemnified party for the expenses of one counsel (such counsel to be reasonably satisfactory to the indemnifying party). Whether or not the indemnifying party elects so to participate in or assume the defense or prosecution of a Third Party Claim, the parties hereto shall cooperate in connection with such defense and prosecution of such claim and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith. The indemnified party shall have the right to employ counsel separate from counsel employed by the indemnifying party in any such action and to participate therein, but the fees and expenses of such counsel shall be at the indemnified party's own expense.

          (2) If the indemnifying party assumes the defense of a Third Party Claim, then, as long as the indemnifying party is reasonably contesting such claim in good faith, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the indemnifying party's prior written consent, such consent not to be unreasonably withheld, and the indemnified party will agree to any settlement, compromise or discharge of the Third Party Claim the indemnifying party may recommend which releases the indemnified party unconditionally and completely in connection with such Third Party Claim for which indemnification is due hereunder and which does not materially adversely affect the indemnified party. If the indemnifying party assumes the defense of a Third Party Claim, then the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third Party Claim. The indemnifying party shall consult with the indemnified party with respect to the proposed terms of any settlement, including terms which may have a precedential effect on the indemnified party. In the event of payment by the indemnifying party to the indemnified party in connection with any Damages arising out of a Third Party Claim, the indemnifying party shall be subrogated to and shall stand in the plan of the indemnified party as to any events or circumstances in respect of which the indemnified party may have any right or claim against such third party relating to such matter. The indemnified party shall cooperate fully with the indemnifying party in prosecuting any subrogated claim.

          (3) If the indemnifying party does not assume the defense of any such Third Party Claim, the indemnified party may defend the same in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim or litigation after giving ten (10) business days' prior written notice to the indemnifying party setting forth the terms and conditions of settlement.

          (4) The amount that an indemnifying party shall be obligated to reimburse an indemnified party in connection with any Third Party Claim shall be reduced by the amount of the insurance benefits, if any, actually received by the indemnified party by reason of the matter giving rise to such claim.

     (f)  Basket Amount for Shareholders' Obligations.  It is understood and
          -------------------------------------------
agreed that the Merger Partner Indemnified Party's sole remedy against the Shareholder Indemnifying Parties for indemnification pursuant to Section 7.2(b) shall be to seek recovery under the Indemnification Escrow Agreement and, with respect to claims for adjustments to the Merger Consideration in connection therewith, the Adjustment Escrow Agreement. The Shareholder Indemnifying Parties' obligations under Section 7.2(b)(i) shall not be payable by the Shareholder Indemnifying Parties unless and until the amount thereof exceeds One Million Five Hundred Thousand Dollars ($1,500,000) (the "Basket Amount") in the aggregate; provided that once the aggregate amount of the Merger Partner Indemnified Parties' Damages exceeds $1,500,000, indemnification shall be made by the Shareholder Indemnifying Parties for all Merger Partner Indemnified Parties' Damages without regard to the Basket Amount; provided, however, that the Basket Amount shall not apply, and the Shareholder Indemnifying Parties shall be liable in full, pursuant to Section 7.2(b)(i) as a result of breaches of Company's representations and warranties set forth in Sections 3.2, 3.3, 3.4,
3.8 or 3.11 or the second sentence of Section 3.19(a). It is understood and agreed that this Section 7.2(f) shall not apply to any claim for indemnification pursuant to Section 7.2(b)(ii) or claims in respect of the Adjustment Escrow Amount. It is understood and agreed that this Section 7.2(f) shall not apply to indemnification pursuant to Section 7.2(c), and the Principal Shareholders shall be liable in full for indemnification pursuant to Section 7.2(c).

     (g)  Claims Period.  For purposes of this Agreement, the "Claims Period"
          -------------
shall be the period during which a claim for indemnification may be asserted under this Agreement by an indemnified party, which period shall begin on the Closing Date and terminate one (1) year thereafter. Any claims for indemnification pursuant to this Article 7 must be made in writing by the indemnified party to the indemnifying party on or prior to the termination of the Claims Period. All claims for indemnification for which proper notification of the indemnifying party shall have been made by the indemnified party prior to the close of business on the last day of the Claims Period shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. Notwithstanding anything to the contrary contained in this Agreement, no claim for indemnification or to be held harmless pursuant to Section 7.2(c)(iii) shall be required to be brought before the expiration of the Claims Period and no limitation, restriction or condition shall apply to the Principal Shareholders' liability and obligations pursuant to section 7.2(c)(iii) as a result of the expiration of the Claims Period with respect to any claim pursuant thereto.

                                   ARTICLE 8

                   TERMINATION AND ABANDONMENT OF THE MERGER

     8.1  Termination.  This Agreement may be terminated at any time prior to
          -----------
the Effective Time, whether before or after the approval by the shareholders of Company, subject to the provisions of Section 8.2 below:

     (a) by the mutual written consent of Merger Partner, Principal Shareholders and Company;

     (b)  by Company if:

          (1) the Merger is not consummated on or before the Upset Date, as the same may be extended pursuant to the provisions of Section 2.1(a)(2) or (a)(3), unless the failure of such occurrence shall be due to the failure of Company to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

          (2) the conditions precedent to the obligations of Company and the Principal Shareholders set forth in Section 6.1 and 6.2 shall not have been satisfied or waived by Company by the date scheduled for Closing under Section 2.1, unless the failure of such occurrence shall be due to a breach of or the failure of Company or the Principal Shareholders, to perform or observe their covenants, representations, warranties or other obligations under this Agreement to be performed or observed by it at or before the Effective Time; or

          (3) a court of competent jurisdiction shall have entered a Judicial Final Order holding any portion of this Agreement unenforceable because of the provisions of Sections 5.3 or 5.8 of this Agreement. "Judicial Final Order" means action of a court of competent jurisdiction which is no longer subject to reconsideration or court review and with respect to which no timely filed request for appeal is pending and as to which the time for filing any such appeal has expired.

     (c)  by Merger Partner if:

          (1) the Special Meeting shall not have been held on or by January 19, 2000 or this Agreement and the Merger shall not have been approved by the requisite vote of the shareholders at such Special Meeting; or holders of more than 10% of the outstanding shares of Company Common Stock have exercised dissenters' rights pursuant to Title 33, Chapter 13 of the South Carolina Business Corporation Act in connection with the Merger or the execution, delivery and performance of this Agreement by Company;

          (2) the Merger is not consummated on or before the Upset Date, as the same may be extended pursuant to the provisions of Section 2.1(a)(2) or (a)(3) (or such later date as shall have been approved by Company and Merger Partner), unless the failure of such occurrence shall be due to the failure of Merger Partner, Media Communications or Sub to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

          (3) the conditions precedent to the obligations of Merger Partner, Media Communications and Sub set forth in Sections 6.1 and 6.3 shall not have been satisfied or waived by Merger Partner by the date scheduled for Closing under Section 2.1, unless the failure of such occurrence shall be due to a breach by Merger Partner, Media Communications or Sub or the failure of Merger Partner, Media Communications or Sub to perform or observe their covenants, agreements representations, warranties or other obligations under this Agreement;

          (4) a court of competent jurisdiction shall have entered a Judicial Final Order holding any portion of this Agreement unenforceable because of the provisions of Sections 5.3 or 5.8 of this Agreement; or

     (5) Company shall not have complied with its agreement set forth in the first sentence of Section 5.14(c) hereof.

     8.2  Effect of Breach; Effect of Termination and Abandonment.
          -------------------------------------------------------

     (a) In the event of the termination and abandonment of this Agreement under Section 8.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except:

          (i)   as provided in Sections 5.9, 5.10, and 8.3 and

          (ii) all filings, applications and other submissions relating to the consummation of the transaction contemplated hereby shall, to the extent practicable, by withdrawn from the governmental entity or Person to which made; and

          (iii) to the extent that such termination results from the breach by any party hereto of any representation, warranty or covenant hereunder, then in such event, the non-breaching party shall have all rights and remedies against the breaching party or parties, available at law or equity including the right of specific performance, monetary damages, or both.

     (b) Notwithstanding any provision of this Agreement to the contrary, neither Merger Partner or Sub, on the one hand, nor the Company or the Principal Shareholders, on the other hand, may, for purposes of either terminating this Agreement or avoiding liability under this Agreement, rely on the failure of any condition precedent set forth in Article 6 to be satisfied if such failure was caused by such party's (or parties') failure to act in good faith, or a breach of or failure to perform its representations, warranties, covenants, agreements or other obligations in accordance with the terms of this Agreement.

     (c) Notwithstanding any provision of this Agreement to the contrary, and without limiting any other rights or remedies which Merger Partner may have hereunder, in the event (i) Company breaches its obligation to cause the Special Meeting to occur, (ii) the Principal Shareholders or any of them breach any of their obligations to vote their shares at the Special Meeting in favor of the this Agreement and the Merger and transactions contemplated hereby and thereby pursuant to this Agreement and the Voting Agreements or (iii) Company or the Principal Shareholders or any of them breaches any of their obligations to close hereunder (subject to the terms and conditions set forth in this Agreement; provided, however, that neither the Company nor any Principal Shareholder, for purposes of not consummating the transactions contemplated hereby or avoiding liability hereunder, shall be entitled to rely on the failure of any condition precedent set forth in Article 6 hereof to be satisfied if such failure was caused by such party's (or parties') failure to act in good faith, or a breach of or a failure to perform its representations, warranties, covenants, agreements or other obligations in accordance with the terms of this Agreement), then and in such event, without terminating this Agreement, Merger Partner shall have the right to specific performance against any party breaching its obligations as provided under Section 9.8.

     (d) Notwithstanding any provision of this Agreement to the contrary, in the event of a breach of any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the breaching party of its reasonable legal fees and other out-of-pocket expenses incurred by the prevailing party in connection with enforcing this Agreement or its rights and remedies hereunder.

     8.3  Payment of Breakup Fee.  In the event this Agreement shall be
          ----------------------
terminated pursuant to Section 8.1(b)(3) or 8.1(c)(4), and either (A) a transaction with any person (other than Merger Partner or its Affiliates) that is contemplated by the term "Acquisition Proposal" shall be consummated on or before the first anniversary of the termination of this Agreement, or (B) Company shall enter into an agreement to consummate an Acquisition Proposal with any Person (other than Merger Partner or its Affiliates), on or before the first anniversary of the termination of this Agreement and such Acquisition Proposal is consummated at any time thereafter, then Company shall pay to Merger Partner a fee in immediately available funds equal to 2% of the Enterprise Value; provided that, notwithstanding anything in this Agreement to the contrary, the payment of such fee shall be the sole and exclusive remedy of Merger Partner, Media Communications and Sub as a result of termination pursuant to Section 8.1(b)(3) or 8.1(c)(4). Such fee shall be paid on the date of consummation of such transaction.

                                   ARTICLE 9

                                 MISCELLANEOUS

     9.1  Waiver and Amendment.  No amendment to or waiver of this Agreement
          --------------------
shall be effective unless it has been executed in writing by Company, the Principal Shareholders, Merger Partner, Media Communications and Sub; provided that after approval of the Merger by the requisite vote of the Shareholders, no amendment shall be effective which changes the amount or form of the Merger Consideration without approval of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Company Common Stock.

     9.2  Notices.  All notices or other communications which are required or
          -------
permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (if confirmed) or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          If to Company or Principal Shareholders:

               Spartan Communications, Inc.
               250 International Drive
               P.O. Box 1717
               Spartanburg, South Carolina  29304
               Attention:  Mr. Nick Evans
               Telecopy No.:  864-587-5425

          With a copy to:

               King & Spalding
               191 Peachtree Street, N.E.
               Atlanta, Georgia 30303
               Attention:  Mr. Alan J. Prince

               Telecopy No.:  (404) 572-5100

          If to Merger Partner, Media Communications or Sub:

               Media General, Inc.
               333 East Franklin Street
               Richmond, Virginia 23219
               Attention:  J. Stewart Bryan III
                    and
               George L. Mahoney, Esq.
               Telecopy No.:  (804) 649-6989

          With copy to:

               Dow, Lohnes & Albertson
               1200 New Hampshire Avenue, N.W.
               Suite 800
               Washington, D.C. 20036
               Attention:  John T. Byrnes, Esq.
               Telecopy No.:  (202) 776-2222

     9.3  Descriptive Headings; Interpretation.  The descriptive headings are
          ------------------------------------
for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed on one Schedule shall be deemed to be disclosed in all Schedules provided that the context makes clear that such information relates to the other Schedule or Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. As between Company or Merger Partner, as applicable, and third parties, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Company and in this Agreement. The foregoing two sentences shall nevertheless not affect the rights or obligations of Company or Merger Partner as set forth herein. In addition, it is understood and agreed that the inclusion of information in any Disclosure Schedule which is not required to be disclosed in such Schedule shall not give rise to any inference that any comparable information is required to be disclosed and shall not give rise to any breach by a party due to the failure to disclose comparable information which is also otherwise not required to be disclosed.

     9.4  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

     9.5  Entire Agreement.  This Agreement and the Confidentiality Agreement,
          ----------------
the Voting Agreements and the exhibits and disclosure schedules attached hereto contain the entire agreement between Merger Partner, Media Communications, Sub, Principal Shareholders and Company with respect to the Merger, and supersede all prior arrangements or understandings with respect to the subject matter hereof. Except as otherwise contemplated by Section 5.17 and Article 8, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.6  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
          -------------
ACCORDANCE WITH THE LAWS OF THE STATE OF SOUTH CAROLINA (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).

     9.7  Severability.  If any term or other provision of this Agreement is
          ------------
invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

     9.8  Enforcement of Agreement.  The parties agree that irreparable damage
          ------------------------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event of any action to enforce the Agreement, the breaching party hereby waives the defense that there is an adequate remedy at law.

     9.9  Assignment.  Neither this Agreement nor any of the rights, interests
          ----------
or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     9.10 Limited Liability.  Except as provided in this Agreement, the Voting
          -----------------
Agreement, and when executed, the agreements attached as exhibits hereto, no shareholder, director, officer, affiliate or representative of Company or Merger Partner shall have any personal liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto, except to the extent that such person or entity has engaged in fraud with respect to such matters. Except as set forth in the preceding sentence, to the fullest extent legally permissible, each of Company and Merger Partner, for itself and its shareholders, directors, officers and affiliates, waives and agrees not to seek to assert or enforce any such liability referred to in the preceding sentence that any such person otherwise might have pursuant to applicable law.

     9.11 Definition of "Knowledge" The words "to the Knowledge of Company" or
          -------------------------
"to Company's knowledge" and words of similar import shall mean the actual knowledge of any one of the persons listed in Section 9.11(a) of the Company Disclosure Schedule. The words "to the Knowledge of Merger Partner" or "to Merger Partner's knowledge" and words of similar import shall mean the actual knowledge of any one of the persons listed in Section 9.11(b) of the Company Disclosure Schedule.

     9.12 Shareholders' Representative.  Upon consummation of the Merger, each
          ----------------------------
of Tom Watson Brown, Nick W. Evans, Boyd G. Bunting and W. D. Bain, Jr., acting individually (each, a "Shareholders' Representative"), shall be irrevocably constituted and appointed as the true and lawful agent and attorney-in-fact of each Shareholder, Continent Right holder and Company Stock Option holder, (other than any holder of Dissenting Shares) (each a "Securityholder" and together the "Securityholders"), each with full powers of substitution to act individually in the name, place and stead of each Securityholder with respect to the transactions contemplated by this Agreement, as the same may be from time to time amended, and to individually do or refrain from doing all such further acts and things, and to execute all such documents, as he shall deem necessary or appropriate in connection with any of the transactions contemplated hereby, including the power to execute and deliver all ancillary agreements, certificates, and documents which the Shareholders' Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated hereby;

     (a) to receive and receipt for all payments made by Merger Partner to Securityholders under this Agreement;

     (b) to agree upon or compromise any matter related to the Final Closing Statement and any adjustments to the Merger Consideration or other calculations or payments to be made pursuant to Article I of this Agreement;

     (c) to act for Securityholders with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of Securityholders any indemnification claim made by or against the Securityholders;

     (d) to terminate, amend, or waive any provision of this Agreement; provided that any such action, if material to the rights and obligations of Securityholders in the reasonable judgment of the Shareholders' Representative, shall be taken in the same matter with respect to all Securityholders, unless otherwise agreed by each Securityholder who is subject to any disparate treatment of a potentially adverse nature;

     (e) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Shareholders' Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as Shareholders' Representative and to rely on their advice and counsel;

     (f) to incur and pay out of the Merger Consideration expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Merger and the other transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing;

     (g) to retain a portion of the Merger Consideration as a reserve against the payment of expenses incurred in his capacity as Shareholders'
Representative; and

     (h) to do or refrain from doing any further act or deed on behalf of Securityholders which the Shareholders' Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Securityholders could do if personally present and acting.

     The appointment of the Shareholders' Representative shall be deemed coupled with an interest and shall be irrevocable, and Merger Partner, Media Communications and any other person may conclusively and absolutely rely, without inquiry, upon any action of any of the Shareholders' Representatives as the act of Securityholders in all matters referred to in this Agreement or any other document contemplated hereby. Upon consummation of the Merger, each of the Securityholders shall be deemed to have ratified and confirmed all that the Shareholders' Representatives shall do or cause to be done by virtue of their appointment as Shareholders' Representatives of such Securityholder. Each of the Shareholders' Representatives shall act for Securityholders on all of the matters set forth in this Agreement in any manner that he considers appropriate in his sole discretion, and the Shareholders' Representatives shall not be responsible to any Securityholder (or to Merger Partner, Media Communications or the Company or any other party hereto) for any loss or damage any Securityholder may suffer by reason of the performance by the Shareholders' Representatives of their duties under this Agreement, other than loss or damage arising from willful violation of law or gross negligence in the performance of his duties under this Agreement.

     If all of the Shareholders' Representatives resign or cease to function in such capacity for any reason whatsoever, then the successor Shareholders' Representative shall be the person which a majority of the remaining Securityholders appoint; provided, however, that if for any reason no successor has been appointed within 15 days, any Securityholder shall have the right to petition the court of competent jurisdiction for appointment of the successor Shareholders' Representative.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

                              MEDIA GENERAL, INC.
                              -------------------


                              By: /s/ George L. Mahoney
                                 --------------------------------------
                                 Name: George L. Mahoney
                                 Title: Secretary

                              MEDIA GENERAL COMMUNICATIONS, INC.
                              -----------------------------------


                              By: /s/ George L. Mahoney
                                 --------------------------------------
                                 Name: George L. Mahoney
                                 Title: Secretary


                              MEDIA GENERAL BROADCASTING OF SOUTH CAROLINA, INC.
                              --------------------------------------------------

                              By: /s/ George L. Mahoney
                                 --------------------------------------
                                 Name: George L. Mahoney
                                 Title: Secretary


                              SPARTAN COMMUNICATIONS, INC.
                              ----------------------------

                              By: /s/ George L. Mahoney
                                 --------------------------------------
                                 Name: George L. Mahoney
                                 Title: Secretary

                              PRINCIPAL SHAREHOLDERS
                              ----------------------

                              ESTATE OF WALTER J. BROWN:

                              By: Suntrust Bank, Atlanta,
                                     Co-Executor of the Estate of
                                     Walter J. Brown

                                      By: /s/ R. Jeffrey Peyton
                                         ------------------------------
                                      Title: Group Vice President

                              By:     /s/ Tom Watson Brown
                                     ----------------------------------
                                     Tom Watson Brown,
                                     Co-Executor of the Estate of
                                     Walter J. Brown


                              ANN C. BROWN MARITAL TRUST U/W
                              WALTER J. BROWN, ITEM XII

                              By:   Suntrust Bank, Atlanta,
                                    Co-Trustee of the Ann C. Brown Marital
                                    Trust U/W Walter J. Brown, Item XII

                                     By: /s/ R. Jeffrey Peyton
                                       --------------------------------
                                     Title: Group Vice President

                              By:    /s/ Tom Watson Brown
                                  -------------------------------------
                                  Tom Watson Brown, Co-trustee

                                /s/ Nick W. Evans
                              -----------------------------------------
                              Nick W. Evans

                                /s/ Tom Watson Brown
                              -----------------------------------------
                              Tom Watson Brown

                                /s/ W. D. Bain, Jr.
                              -----------------------------------------
                              W. D. Bain, Jr., as general partner of Bain Family Limited Partnership

                                /s/ Robert H. Chapman, III
                              -----------------------------------------
                              Robert H. Chapman, III

                                /s/ Arthur F. Cleveland, II
                              -----------------------------------------
                              Arthur F. Cleveland, II

                                /s/ John T. Gramling, II
                              -----------------------------------------
                              John T. Gramling, II

                                /s/ Broadus R. Littlejohn, Jr.
                              -----------------------------------------
                              Broadus R. Littlejohn, Jr.

                             Exhibit 6.3(g)(4)(C)
                             --------------------

                              FORM OF FCC OPINION
                              -------------------

     1. Based on our review of public records of the FCC described above and on the certificate of the Vice President for Engineering of the Company in Annex 1 to Schedule A, the Company or Licensee Subsidiary holds the FCC authorizations for the Stations as set forth in Schedule A ("FCC Licenses"). The FCC Licenses have been issued to the Company or Licensee Subsidiary and are in full force and effect in that they are held by the Company or Licensee Subsidiary and are currently in effect in accordance with their terms. Schedule A accurately lists the current expiration date of each of the FCC Licenses and indicates any pending applications with respect to the Stations. Except as indicated in Schedule A, none of the FCC Licenses is the subject of a renewal application pending before the FCC or is subject to any condition outside the ordinary course.

     2. The FCC has granted its consent, as set forth in Schedule B, for the transfer of control of Company and Licensee Subsidiary to Merger Partner ("FCC Consent"). Based on our review of public records described above, the FCC Consent set forth in Schedule B is in effect in accordance with its terms, is not subject to adverse conditions, and (i) the time period within which any party other than the FCC may seek administrative or judicial reconsideration or review of such action of the FCC has expired and no petition for reconsideration, review or stay of such action has been filed with the FCC or, to our knowledge, with a court of competent jurisdiction, and (ii) the time period within which the FCC may review such action on its own motion has expired and the FCC has not undertaken such review.

     3. To the best of our knowledge, there are (a) no outstanding adverse judgments, decrees or orders issued by the FCC against the Company or the Licensee Subsidiary with respect to the Stations and (b) no legal actions, complaints, investigations or proceedings pending or threatened by or before the FCC for the purpose of revoking, terminating, suspending, canceling or adversely modifying or reforming any of the FCC Licenses or for the purpose of sanctioning the Company or Licensee Subsidiary, except for proceedings generally applicable to the broadcasting industry.

     4. To the best of our knowledge, no further authorizations, approvals or consents of, and no filings or registrations with, the FCC are required to consummate the proposed transfer of control of Company and Licensee Subsidiary to Merger Partner, except (i) the prompt filing on consummation of the transaction of a letter advising the FCC of such consummation and (ii) the filing of an ownership report on Form 323 with the FCC within 30 days following such consummation, and the execution, delivery and performance of the Merger Agreement, pursuant to the FCC Consent, do not violate or conflict with the Communications Laws.